                                                                     EXHIBIT 2.2



                            SHARE PURCHASE AGREEMENT
                          DATED AS OF DECEMBER 22, 1999
                                  BY AND AMONG
                       MEDICAL DEVICE MANUFACTURING, INC.
                            D/B/A RIVO TECHNOLOGIES,
                                (THE "PURCHASER")

                                 NOBLE-MET LTD.
                                 (THE "COMPANY")

                                       AND
                       THE SHAREHOLDERS OF NOBLE-MET LTD.

                                TABLE OF CONTENTS

                                                                                                                    Page

ARTICLE I              DEFINITIONS..................................................................................2
      Section 1.1      Certain Definitions..........................................................................2
      Section 1.2      Terms Generally..............................................................................11
ARTICLE II             PURCHASE AND SALE OF STOCK...................................................................12
      Section 2.1      Purchase and Sale............................................................................12
      Section 2.2      Payment of Purchase Price....................................................................12
      Section 2.3      Adjustment to Purchase Price.................................................................15
      Section 2.4      Allocation of Purchase Price.................................................................17
ARTICLE III            THE CLOSING..................................................................................17
      Section 3.1      Closing......................................................................................17
      Section 3.2      Closing Deliveries...........................................................................18
ARTICLE IV             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS................................19
      Section 4.1      Corporate Organization.......................................................................19
      Section 4.2      Ownership of Shares..........................................................................20
      Section 4.3      Authorization, Etc...........................................................................20
      Section 4.4      No Conflict..................................................................................20
      Section 4.5      Governmental Consents........................................................................20
      Section 4.6      Capital Stock................................................................................21
      Section 4.7      Financial Statements.........................................................................21
      Section 4.8      Absence of Certain Changes or Events.........................................................21
      Section 4.9      No Undisclosed Liabilities...................................................................24
      Section 4.10     Property, Assets; Inventory..................................................................24
      Section 4.11     Intellectual Property........................................................................24
      Section 4.12     Tax Matters..................................................................................26
      Section 4.13     Real Property................................................................................27
      Section 4.14     Material Contracts...........................................................................28
      Section 4.15     Relationship with Suppliers & Customers......................................................30
      Section 4.16     Notes and Accounts Receivable; Bank Accounts.................................................30
      Section 4.17     Insurance....................................................................................31
      Section 4.18     Employees....................................................................................31
      Section 4.19     Employee Benefits............................................................................31
      Section 4.20     Environmental Compliance.....................................................................34
      Section 4.21     Litigation and Claims, Compliance with Laws..................................................36
      Section 4.22     Affiliate Transactions.......................................................................36
      Section 4.23     Records......................................................................................37
      Section 4.24     Brokers, Finders, Etc........................................................................37
      Section 4.25     Representations and Warranties Generally.....................................................37
      Section 4.26     Competing Business...........................................................................37
      Section 4.27     Year 2000 Program............................................................................37
      Section 4.28     Product Warranty and Liability...............................................................38
      Section 4.29     Other Information............................................................................38
ARTICLE V              REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................38
      Section 5.1      Organization.................................................................................38
      Section 5.2      Authorization, Etc...........................................................................39
      Section 5.3      Brokers' Fees................................................................................39
      Section 5.4      Capital Stock................................................................................39
      Section 5.5      No Conflict..................................................................................39
      Section 5.6      Financial Statements.........................................................................40
      Section 5.7      Absence of Certain Changes or Events.........................................................40


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

      Section 5.8      No Undisclosed Liabilities...................................................................40
      Section 5.9      Other Information............................................................................40
ARTICLE VI             THE SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING....................................40
      Section 6.1      General......................................................................................40
      Section 6.2      Access.......................................................................................41
      Section 6.3      Operation of Business........................................................................41
      Section 6.4      Preservation of Business; Insurance..........................................................41
      Section 6.5      Notices and Consents.........................................................................41
      Section 6.6      Exclusivity..................................................................................41
      Section 6.7      Delivery of Schedules; Notice of Developments; Update of Schedules...........................42
      Section 6.8      Confidentiality..............................................................................42
      Section 6.9      Financial Statements.........................................................................43
      Section 6.10     Company Obligations; Affiliate Agreements....................................................43
      Section 6.11     Real Property................................................................................43
      Section 6.12     Termination of ESOP and ERISA Plans..........................................................44
      Section 6.13     Section 338(h)(10) Election..................................................................44
ARTICLE VII            PURCHASER'S OBLIGATIONS BEFORE CLOSING.......................................................45
      Section 7.1      Due Diligence................................................................................45
      Section 7.2      Confidentiality..............................................................................46
      Section 7.3      Consent of Lenders...........................................................................46
      Section 7.4      Delivery of Schedules; Notice of Developments; Update of Schedules...........................46
ARTICLE VIII           CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE..............................................47
      Section 8.1      Representations and Warranties True..........................................................47
      Section 8.2      Performance..................................................................................47
      Section 8.3      No Material Adverse Effect...................................................................47
      Section 8.4      Consents.....................................................................................47
      Section 8.5      No Proceedings, Injunctions, Etc.............................................................47
      Section 8.6      Accounts.....................................................................................47
      Section 8.7      Minimum Net Worth............................................................................48
      Section 8.8      The Sellers' and Officer's Certificates......................................................48
      Section 8.9      Tax Review...................................................................................48
      Section 8.10     Repayment of Debt............................................................................48
      Section 8.11     Opinion of Sellers' Counsel..................................................................48
      Section 8.12     Resignations.................................................................................48
      Section 8.13     Regulatory and Third Party Approvals.........................................................48
      Section 8.14     Financial Statements.........................................................................48
      Section 8.15     Financing....................................................................................48
      Section 8.16     Lender's Due Diligence Review................................................................49
      Section 8.17     Real Property................................................................................49
      Section 8.18     Noncompetition Agreements....................................................................49
      Section 8.19     Other Damages................................................................................49
      Section 8.20     Employment Agreement.........................................................................49
      Section 8.21     Shareholders' Agreement......................................................................49
      Section 8.22     Lease Agreement..............................................................................49
      Section 8.23     Termination and Release of Options...........................................................49
      Section 8.24     Environmental Permits and Compliance.........................................................50
      Section 8.25     Redemption of Shares in the ESOP Plan........................................................50
ARTICLE IX             CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE.................................................50
      Section 9.1      Representations and Warranties True..........................................................50
      Section 9.2      Performance..................................................................................50
      Section 9.3      Consents.....................................................................................50
      Section 9.4      No Proceedings, Injunctions, Etc.............................................................50
      Section 9.5      Tax Review...................................................................................50
      Section 9.6      Shareholders' Agreement......................................................................50


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

      Section 9.7      Opinion of Purchaser's Counsel...............................................................50
      Section 9.8      Officer's Certificate........................................................................51
      Section 9.9      Employment Agreement.........................................................................51
      Section 9.10     Purchaser Secretary's Certificate............................................................51
      Section 9.11     Environmental Permits and Compliance.........................................................51
ARTICLE X              POST-CLOSING COVENANTS.......................................................................51
      Section 10.1     General......................................................................................51
      Section 10.2     Litigation Support...........................................................................51
      Section 10.3     Tax Matters..................................................................................51
      Section 10.4     Public Disclosure; Confidentiality...........................................................52
      Section 10.5     Cooperation with Initial Public Offering.....................................................52
      Section 10.6     Employee Benefits............................................................................52
      Section 10.7     ERISA Excise Tax.............................................................................52
      Section 10.8     Post-Closing Operation of Business...........................................................53
      Section 10.7     Eligible Employee Agreements.................................................................53
ARTICLE XI             INDEMNIFICATION..............................................................................53
      Section 11.1     Indemnification by the Sellers...............................................................53
      Section 11.2     Indemnification by Purchaser.................................................................54
      Section 11.3     Procedures for Third-Party Claims............................................................54
      Section 11.4     Procedures for Direct Claims.................................................................56
      Section 11.5     Limitations of Indemnification Obligations...................................................56
      Section 11.6     Survival of Representations, Warranties and Covenants........................................57
ARTICLE XII            TERMINATION..................................................................................57
      Section 12.1     Termination of Agreement.....................................................................57
      Section 12.2     Effect of Termination........................................................................58
ARTICLE XIII           MISCELLANEOUS................................................................................58
      Section 13.1     Fees and Expenses............................................................................58
      Section 13.2     Entire Agreement.............................................................................58
      Section 13.3     Amendments...................................................................................58
      Section 13.4     Taxes........................................................................................59
      Section 13.5     Governing Law; Consent to Jurisdiction; Service of Process...................................59
      Section 13.6     Representation by Counsel....................................................................59
      Section 13.7     Assignment...................................................................................59
      Section 13.8     Headings.....................................................................................59
      Section 13.9     Notices......................................................................................59
      Section 13.10    Counterparts.................................................................................61
      Section 13.11    Severability.................................................................................61
      Section 13.12    Specific Performance.........................................................................62
      Section 13.13    Legal Fees and Expenses......................................................................62



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                                    SCHEDULES


Schedule 2.1(b)                     Option Payments
Schedule 4.1                        Corporate Organization
Schedule 4.4                        No Conflict
Schedule 4.6                        Capital Stock
Schedule 4.7                        Financial Statements
Schedule 4.8                        Absence of Certain Changes or Events
Schedule 4.9                        No Undisclosed Liabilities
Schedule 4.10(a)                    Liens
Schedule 4.10(b)                    Tangible Personal Property
Schedule 4.11(a)                    Intellectual Property
Schedule 4.11(c)                    Computer Programs
Schedule 4.11(d)                    Licenses
Schedule 4.12                       Tax Matters
Schedule 4.13(a)                    Real Property
Schedule 4.14                       Material Contracts
Schedule 4.15                       Relationship with Suppliers & Customers
Schedule 4.16                       Notes and Accounts Receivable; Bank Accounts
Schedule 4.17                       Insurance
Schedule 4.18                       Employees
Schedule 4.19(a)                    Employee Benefits:  Plans & ERISA Plans
Schedule 4.19(c)                    Liability Under Title IV of ERISA
Schedule 4.19(n)                    Acceleration of Benefits
Schedule 4.20                       Environmental Compliance
Schedule 4.21(a)                    Litigation
Schedule 4.21(b)                    Compliance with Laws
Schedule 4.22                       Affiliate Transactions
Schedule 4.26                       Competing Business
Schedule 4.27                       Year 2000 Program
Schedule 4.28                       Product Warranty and Liability
Schedule 5.1                        Organization
Schedule 5.5                        Conflict
Schedule 5.6                        Financial Statements
Schedule 5.7                        Absence of Certain Changes or Events
Schedule 5.8                        No Undisclosed Liabilities

                            SHARE PURCHASE AGREEMENT


         This Share Purchase Agreement (this "Agreement"), dated as of December 22, 1999, is entered into by and among Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies), a Colorado corporation (the "Purchaser"), Noble-Met Ltd., a Virginia corporation (the "Company"), and each of John R. Freeland ("Freeland"), Michael S. Miller ("Miller," and together with Freeland, the "Principal Shareholders") and the other shareholders of the Company executing this
Agreement: Frank N. Page ("Page"), John R. Trinchere, Thomas F. Lemker, Roger C. Dickinson and the Miller 1998 Trust (the Principal Shareholders, together with such other shareholders are hereafter individually referred to as a "Seller" and collectively referred to as "Sellers").

                                    RECITALS:

         A. Purchaser desires to purchase and Sellers desire to sell all of the outstanding capital stock of the Company, on the terms and for the consideration described below, so that Purchaser will become the sole owner of the Company and all of the issued and outstanding capital stock of the Company.

         B. The authorized capital stock of the Company consists of solely of 5,000,000 shares of common stock (the "Shares"), no par value, of which 4,149,776 Shares are issued and outstanding as of the date hereof.

         C. At Closing after the redemption of the Shares from the ESOP Plan, Sellers will own all of the issued and outstanding capital stock of the Company. Annex I to this Agreement sets forth the number of Shares owned by each Seller and the proportionate share of the Purchase Price (as defined below) to be received by each Seller with respect to all Shares owned by such Seller. By entering into this Agreement, each of Sellers expressly confirm and agree to Annex I and the accuracy of the information provided therein.

         D. Pursuant to the Buy-Sell Agreement, dated December 31, 1998, to which each Seller and the Company are a party, there is a right of first refusal to purchase shares of the Company. By entering into this Agreement, each Seller and the Company expressly waives any right of first refusal.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         "Actions" shall mean any litigation and proceedings of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

         "Adjustment Notice" shall have the meaning set forth in Section 2.3(c)(i) of this Agreement.

         "Affiliate" of a Person shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

         "Allocations" shall have the meaning set forth in Section 6.13(b) of this Agreement.

         "Auditor" shall have the meaning set forth in Section 2.2(d)(iii) of this Agreement.

         "Auditor's Earnout Report" shall have the meaning set forth in Section 2.2(d)(iii) of this Agreement.

         "Auditor's Report" shall have the meaning set forth in Section 2.3(c)(iii) of this Agreement.

         "Balance Sheet" shall have the meaning set forth in Section 4.7 of this Agreement.

         "Balance Sheet Date" shall mean December 31, 1998.

         "Built-In Gain Tax" shall mean the federal and state income taxes payable pursuant to Section 1374 of the Code.

         "Certificate of Designation" shall have the meaning set forth in
Section 2.2(b) of this Agreement.

         "Clean-up" shall mean removal or remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release of Hazardous Materials or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

         "Closing" shall have the meaning set forth in Section 3.1 of this Agreement.

         "Closing Balance Sheet" shall mean the audited balance sheet for FY
1999.

         "Closing Cash Payment" shall have the meaning set forth in Section 2.2(a) of this Agreement.



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

         "Closing Date" shall have the meaning set forth in Section 3.1 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the initial paragraph of this Agreement.

         "Computer Programs" shall mean (a) any and all computer software programs and software development tools, including all source and object code,
(b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all domain names and the content contained on the respective Internet site(s), and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

         "Contamination" shall mean the presence of, or Release on, under, from or to the Real Property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice.

         "Contracts" shall mean all contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind, whether written or oral.

         "Convertible Preferred Stock" shall have the meaning set forth in
Section 2.2(b) of this Agreement.

         "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

         "Direct Claim" shall have the meaning set forth in Section 11.4 of this Agreement.

         "Dollars" and "$" shall mean United States dollars.

         "Due Diligence Period" shall have the meaning set forth set forth in
Section 7.1(a) of this Agreement.

         "Early Tax" shall have the meaning set forth in Section 6.13(c) of this Agreement.

         "Earnout Adjustment Notice" shall have the meaning set forth in Section 2.2(d)(i) of this Agreement.



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

         "Earnout Adjustment Objection Notice" shall have the meaning set forth in Section 2.2(d)(ii).

         "Earnout Amount" shall have the meaning set forth in Section 2.2(c)(i) of this Agreement.

         "Earnout Objection Period" shall have the meaning set forth in Section 2.2(d)(ii) of this Agreement.

         "Earnout Verification Period" shall have the meaning set forth in
Section 2.2(d)(i) of this Agreement.

         "EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP, and applied on a consistent basis, and adjusted to take into account the adjustments shown on Annex III attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree.

         "Eligible Employees" shall mean employees who are full-time employees of the Company on the Closing Date and who remain in the full-time employ of the Company up to and including the date on which the Earnout Amount allocated to Eligible Employees is paid; provided, however, that if the MER Acquisition occurs by March 31, 2000, Tom Maloney shall be deemed an Eligible Employee and shall be entitled to 1/11 of the earnout amount allocated to Eligible Employees pursuant to Section 2.2(c)(ii) of this Agreement, which amount shall not exceed $1,000,000.

         "Eligible Employee Agreements" shall have the meaning set forth in
Section 2.2(c)(ii) of this Agreement.

         "Election" shall mean an election valid under Section 1.338(h)(10)-1 of the Treasury Regulations.

         "Election Taxes" shall mean the increase in Taxes owed by Sellers as a result of the Election, which shall be estimated at the Closing and subject to increase or decrease thereafter in accordance with Section 6.13(b) of this Agreement.

         "Employee Incentive Bonus Agreement" shall mean the agreement executed by each Eligible Employee with regard to the earnout amount allocated to the Eligible Employees pursuant to Section 2.2(c)(ii), the form of which shall be mutually agreed to by the parties hereto and shall be attached hereto as Exhibit K.

         "Employment Agreement" shall have the meaning set forth in Section 8.20 of this Agreement.

         "Employment Laws" shall mean all federal, state, local and municipal Laws in effect at or prior to Closing relating to employees, dependent contractors and independent contractors and their employment, or rendition of services, including but not limited to taxation, health, labor, labor/management relations, occupational health and safety, pay equity, employment equity or discrimination, employment standards, benefits and workers' compensation.

         "Environment" shall mean the environment or natural environment as defined in any Environmental Laws, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata and any sewer system.

         "Environmental Claim" shall mean any litigation, proceeding, investigation, prosecution, order, citation, directive or notice (written or oral) by any Person alleging potential liability for Damages arising out of, based on or resulting from (a) the presence, release or threatened release into the Environment of any Hazardous Material at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Damages thereunder.

         "Environmental Laws" shall mean all federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution or protection of public health and safety, the workplace and the Environment, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" shall include, but not be limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time:

                  (x) The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") 42 U.S.C. Sections 9601-9675; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C.
         Section 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act ("TSCA") 15 U.S.C. Sections 2601-2671; and the Food, Drug and Cosmetic Act ("FDCA"), and

                  (y) all similar state and local laws, statutes, codes, ordinances, regulations and rules.

         "Environmental Liabilities" shall mean Damages relating to or arising in any way from Environmental Laws, Environmental Claims or both.

         "Environmental Permits" shall have the meaning set forth in Section 4.20(b) of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "ERISA Plans" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "ESOP Plan" shall mean the portion of the Employee's Stock Ownership And Retirement Savings Plan of Noble-Met, Ltd., which consists of ESOP Stock Accounts and ESOP Cash Accounts (as defined in such plan), as in effect prior to Closing.

         "Financial Statements" shall have the meaning set forth in Section 4.7 of this Agreement.

         "FY 1998" shall mean the Fiscal Year ended December 31, 1998.

         "FY 1999" shall mean the Fiscal Year ended December 31, 1999.

         "FY 2000" shall mean the Fiscal Year ended December 31, 2000.

         "FY 2001" shall mean the Fiscal Year ended December 31, 2001.

         "401(k) Plan" shall mean the Company's 401(k) feature in the Employee's Stock Ownership And Retirement Savings Plan of Noble-Met, Ltd., as in effect prior to Closing.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

         "Gross-Up Payment" shall mean an amount paid to Sellers at Closing (as adjusted thereafter in accordance with Section 6.13 of this Agreement) to reimburse Sellers for Taxes payable by Sellers resulting from Sellers' receipt of cash equal to the sum of all Gross-Up Payments and the Election Taxes.

         "Hazardous Materials" shall mean those materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance, dangerous substance or dangerous good, (b) petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids, (e) any other substance with respect to which a Governmental Authority may require environmental investigation or remediation and (f) any radioactive material or substance.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

         "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees by such Person of obligations of others.

         "Indemnifying Party" shall mean any Person or Persons required to provide indemnification under this Agreement.

         "Indemnifying Sellers" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Indemnitee" shall mean any Person or Persons entitled to indemnification under this Agreement.

         "Intellectual Property" shall mean all intellectual property rights used in the business of the Company as currently conducted or as presently contemplated by the Company to be conducted, including all patents and patent applications, trademarks, trademark registrations and applications; service marks, service mark registrations and applications, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; trade names, copyrights, copyright registrations and applications; Computer Programs; product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential confirmation, proprietary processes and formulae.

         "Investigation" shall mean any investigation of any nature by any Governmental Authority.

         "Knowledge" with respect to any particular representation or warranty contained in this Agreement, when used to apply to the "Knowledge" of the Company or the "Knowledge" of any of Sellers, shall be deemed to be followed by the phrase "after due inquiry" and shall mean the actual knowledge or conscious awareness after due inquiry of Sellers or W. Kenneth Bradford.

         "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

         "Lease" shall have the meaning set forth in Section 8.22 of this Agreement.

         "Lenders" shall mean senior lenders to Purchaser.

         "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Licenses" shall have the meaning set forth in Section 4.11(d) of this Agreement.

         "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

         "Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or to the Knowledge of Sellers threatened, planned or reasonably probable, against, affecting or brought by or against the any of Sellers, the Company, the Company's present or former employees or independent contractors affiliated at any time with Sellers or the Company.

         "Material Adverse Effect" shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Company taken as a whole, (b) the legality or enforceability against Sellers of this Agreement or (c) the ability of any Seller to perform his, her or its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Company would have $50,000 in the aggregate or more in Damages being imposed upon or sustained by the Company shall constitute a Material Adverse Effect or change.

         "Material Contract" shall have the meaning set forth in Section 4.14(a) of this Agreement.

         "Maximum Indemnification Amount" shall have the meaning set forth in
Section 11.5(b) of this Agreement.

         "MER Acquisition" shall mean the acquisition by Purchaser or an Affiliate of Purchaser of the stock or all or substantially all of the assets of "Medical Engineering Resources, Ltd." or "MER."

         "Miller" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Minimum Net Worth" shall mean net assets and liabilities of $4,465,000 as reflected on the Closing Balance Sheet.

         "Net Proceeds" shall have the meaning set forth in Section 11.5(b) of this Agreement.

         "Net Worth" shall mean the net worth of the Company adjusted to take into account the adjustments shown on Annex II attached hereto.

         "1998 EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for FY 1998 as determined by the FY 1998 Financial Statements, which shall be prepared in accordance with GAAP, applied on a consistent basis, and adjusted to take into account the adjustments shown on Annex III attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree.

         "1999 EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for FY 1999 as determined by the FY 1999 Financial Statements, which shall be prepared in accordance with GAAP, applied on a consistent basis, and adjusted to take into account the adjustments shown on Annex III attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree.

         "1999 EBITDA Estimate" shall have the meaning set forth in Section 2.3(a) of this Agreement.

         "Noncompetition Agreements" shall have the meaning set forth in Section
8.18 of this Agreement.

         "Notice of Settlement" shall have the meaning set forth in Section 11.3(c) of this Agreement.

         "Notice to Contest" shall have the meaning set forth in Section 11.3(c) of this Agreement.

         "Notice to Defend" shall have the meaning set forth in Section 11.3(a) of this Agreement.

         "Objection Notice" shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

         "Objection Period" shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

         "Options" shall mean the outstanding options to acquire Shares granted to various employees of the Company.

         "Page" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "PBGC" shall have the meaning set forth in Section 4.19(d) of this Agreement.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

         "Plans" shall have the meaning set forth in Section 4.19(a) of this Agreement.

         "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Directive" shall have the meaning set forth in Section 10.8 of this Agreement.

         "Purchaser Indemnitee" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Purchaser Secretary's Certificate" shall have the meaning set forth in
Section 3.2(b)(iv) of this Agreement.

         "Real Property" shall have the meaning set forth in Section 4.13 of this Agreement.

         "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including without limitation civil, criminal or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

         "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

         "Revised Schedules" shall have the meaning set forth in Section 6.7(b) of this Agreement.

         "Schedules" shall mean the disclosure schedules delivered pursuant to this Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sellers" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Sellers' Opinion" shall have the meaning set forth in Section 8.11 of this Agreement.

         "Sellers' Proposed Earnout Adjustment" shall have the meaning set forth in Section 2.2(d)(i) of this Agreement.

         "Sellers' Representative" shall mean the representative selected by Sellers and the Eligible Employees who shall initially be Freeland.

         "Shareholders' Agreement" shall have the meaning set forth in Section
8.21 of this Agreement.

         "Shares" shall have the meaning set forth in Recital A of this Agreement.

         "SPD" shall have the meaning set forth in Section 4.19(b)(iv) of this Agreement.

         "Subscription Agreement" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "Survey" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Systems" shall have the meaning set forth in Section 4.28(a) of this Agreement.

         "Tax Returns" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax, Built-In Gain Tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

         "Terminated Plans" shall have the meaning set forth in Section 4.19(p) of this Agreement.

         "Third Party Claim" shall have the meaning set forth in Section 11.3(a) of this Agreement.

         "Third Party Environmental Claim(s)" shall mean third party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials or Contamination, and whether or not seeking costs, damages, penalties or expenses.

         "Title Commitment" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Title Company" shall have the meaning set forth in Section 6.11 of this Agreement.

         "Title Defect" shall have the meaning set forth in Section 6.11 of this Agreement.

         "2000 EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for FY 2000 as determined by the FY 2000 Financial Statements, which shall be prepared in accordance with GAAP, applied on a consistent basis, and adjusted to take into account the adjustments shown on Annex III attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree.

         "2001 EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for FY 2001 as determined by the FY 2001 Financial Statements, which shall be prepared in accordance with GAAP, applied on a consistent basis, and adjusted to take into account the adjustments shown on Annex III attached hereto and such other adjustments to which Purchaser and Sellers' Representative may mutually agree.

         "Verification Period" shall have the meaning set forth in Section 2.3(c)(i) of this Agreement.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

         Section 2.1 Purchase and Sale.

                  (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 3.1) Sellers will sell to Purchaser, and Purchaser shall purchase from Sellers, the Shares for the Purchase Price set forth in Section 2.2 below.

                  (b) On or immediately prior to the Closing Date, all outstanding Options shall be canceled and, in lieu thereof, converted into the right to receive, as soon as reasonably practicable as of or after the Closing Date, a cash payment from the Company in amounts as set forth on Schedule 2.1(b) as shall be determined by Sellers' Representative. Such amounts shall be paid to each Option holder as soon as reasonably practicable as of or after completion of the FY 1999 audit contemplated by Section 2.3 below.

                  (c) Prior to the Closing Date, the Company shall, and Sellers shall cause the Company to, (i) take all steps necessary to cause the Company's stock option plans to be cancelled on or prior to the Closing Date and, in lieu thereof, converted into the right to receive a cash payment and to otherwise make any amendments to the terms of such stock option plans that are necessary to give effect to the transactions contemplated by this Agreement, and (ii) use all necessary efforts to obtain at the earliest practicable date all written consents from holders of Options to the cancellation of such holder's Options to take effect at the Closing Date. Notwithstanding any other provision of this Section, payment may be withheld in respect of any Option until necessary or appropriate consents are obtained with respect to such Option.

                  (d) Prior to the Closing Date, the Company will redeem the Shares in the ESOP Plan in a procedure to be mutually agreed by the parties hereto.

         Section 2.2 Payment of Purchase Price. Payment of the purchase price (the "Purchase Price") shall be as follows:

                  (a) At Closing, Purchaser shall deliver a payment of $21,500,000, subject to adjustment as provided in Section 2.3 (the "Closing Cash Payment"), by wire transfer of immediately available federal funds to Sellers, in accordance with their respective ownership of the Shares as set forth on Annex I. The Cash Closing Payment shall be reduced on a dollar-for-dollar basis by the amount of the aggregate payment to be made for any outstanding Options in accordance with Section 2.1(b), and such amount shall be paid by Purchaser to Sellers or the Company, as mutually agreed, for use in making the cash payment referred to in Section 2.1(b).

                  (b) At Closing, Purchaser shall issue to each Seller that is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act shares of Convertible Preferred Stock of Purchaser ("Convertible Preferred Stock") the number of which shares of Convertible Preferred Stock shall be determined by multiplying such Seller's percentage interest of Shares in the Company immediately prior to the Closing, but after redemption of the Shares in the ESOP Plan by the Company as contemplated in Section 2.1(d) above, as set forth on Annex I times 3,500,000 and dividing that product by twelve (12). If a Seller is not an "accredited investor," then, notwithstanding anything to the contrary herein, such Seller will not receive Convertible Preferred Stock as a portion of the Purchase Price paid to such Seller and instead will receive an amount of immediately available federal funds equal to the product of their percentage interest of Shares in the Company immediately prior to the Closing as set forth on Annex I times $3,500,000. The Convertible Preferred Stock shall have the rights and preferences set forth in the certificate of designation for the Convertible Preferred Stock attached hereto as Exhibit A (the "Certificate of Designation") as corrected, which shall be the same class of shares as acquired in connection with this transaction by KRG Capital Fund I, L.P. and its affiliated funds. In connection with the issuance of the Convertible Preferred Stock to Sellers pursuant to this Section 2.2(b), Sellers shall each be required to execute a subscription agreement in the form attached hereto as Exhibit B (the "Subscription Agreement").

                  (c) (i) Within thirty (30) days after the delivery of audited financial statements of the Company for the fiscal year ending December 31, 2000 and, in no event later than April 15, 2001, Purchaser shall pay, or shall cause the Company to pay, to Sellers an amount not to exceed $10,000,000 (the "Earnout Amount") equal to the product of either (A) four (4) or (B) four and two tenths (4.2) if the MER Acquisition occurs before March 31, 2000 and the amount, if any, by which 2000 EBITDA exceeds 1999 EBITDA. In the event that the Earnout Amount earned in accordance with the preceding sentence is less than $10,000,000, then, for the twelve-month period ending December 31, 2001, Purchaser shall pay, or shall cause the Company to pay to Sellers within thirty
(30) days after the delivery of audited financial statements of the Company for the fiscal year ending December 31, 2001 and, in no event later than April 15, 2002, the further Earnout Amount of the product of either (X) three (3) or (Y) three and fifteen hundredths (3.15) if the MER Acquisition occurs before March 31, 2000 and the amount, if any, by which 2001 EBITDA exceeds 2000 EBITDA; provided, however, that the aggregate Earnout Amount paid or payable in accordance with this Section 2.2(c)(i) shall not exceed $10,000,000. The Earnout Amount shall be allocated among Sellers on a pro rata basis based on their relative ownership of the Shares on the Closing Date. Payment of the Earnout Amount shall, at the option of each Seller be in the form of either
(I) one hundred percent (100%) cash or (II) up to twenty five percent (25%) Convertible Preferred Stock at $12.00 per share and the balance in cash.

                           (ii) An amount (A) not to exceed either (x)
$10,000,000 or (y) $11,000,000 if the MER Acquisition occurs before March 31, 2000 and (B) calculated in the same manner as the Earnout Amount allocated to the Sellers shall be paid to the Eligible Employees in accordance with the provisions of the Employee Incentive Bonus Agreement to be executed at Closing, provided, that in order to be eligible for the earnout amount under this Section 2.2(c)(ii), Eligible Employees shall be required to execute a confidentiality, noncompetition, nonsolicitation and assignment of inventions agreement, the form of which shall be mutually agreed to by the parties hereto and shall be attached hereto as Exhibit C (the "Eligible Employee Agreements"). Payment of the earnout amount under this Section 2.2(c)(ii) to Eligible Employees shall, at the option of each Eligible Employee, be in the form of either (I) one hundred percent (100%) cash or (II) up to twenty five percent (25%) stock appreciation rights in the Company. Such stock appreciation rights plan shall be adopted within sixty
(60) days of the Closing Date.

                  (d) Following the Closing, if Sellers and/or Eligible Employees disagree on the determination of the Earnout Amount or the earnout amount allocated to Eligible Employees as set forth in Section 2.2(c)(i) and
Section 2.2(c)(ii), respectively, Sellers' Representative shall represent Sellers and the Eligible Employees in any such disagreement and the following procedure shall be employed:

                           (i) Sellers' Representative shall have until
forty-five (45) days after receipt of Purchaser's determination of the Earnout Amount (the "Earnout Verification Period") to verify Purchaser's determination of the actual Earnout Amount(s). During such period, at the request of the Sellers' Representative, Purchaser shall cause the Company to provide such representative back-up financial information and working papers and the like necessary for such verification. Any proposed adjustments to such determination shall be made by written notice by Sellers' Representative to Purchaser within the Earnout Verification Period (an "Earnout Adjustment Notice"), setting forth
(A) Sellers' objections to Purchaser's determination of the actual Earnout Amount, (B) Seller's determination of the actual Earnout Amount, and (C) Sellers' proposed actual Earnout Amount (the "Sellers' Proposed Earnout Adjustment"). If Sellers' Representative does not deliver an Earnout Adjustment Notice to Purchaser within the applicable Earnout Verification Period, Purchaser's determination of the actual Earnout Amount shall be final and binding on the parties.

                           (ii) To the extent that Purchaser has any objection
to Sellers' Proposed Earnout Adjustment, such objection shall be made by a written notice to Sellers' Representative that sets forth the basis for such objection (the "Earnout Adjustment Objection Notice") within fifteen (15) days after delivery of the Earnout Adjustment Notice (the "Earnout Objection Period"). If Purchaser does not object to Sellers' Earnout Adjustment Notice within the applicable Earnout Objection Period, then Sellers' Proposed Earnout Adjustment shall be final and binding on the parties.

                           (iii) If Purchaser delivers an Earnout Adjustment
Objection Notice in response to any Earnout Adjustment Notice delivered by Sellers, and Sellers' Representative and Purchaser are unable to agree upon the amount of any Proposed Earnout Adjustment within ten (10) days after receipt of the Earnout Adjustment Objection Notice, then an independent "Big Five" accounting firm to be mutually agreed upon by Purchaser and Sellers' Representative (the "Auditor") shall be requested to conduct a review and determine the amount of the actual Earnout Amount. The Auditor shall be instructed in performing such review that Purchaser and Sellers' Representative shall each be provided with copies of any and all correspondence and drafts distributed to any party. Each of Sellers' Representative and Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to issuing its final determination, the Auditor shall issue a draft of its report to Purchaser and Sellers' Representative and Purchaser and Sellers' Representative shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and Sellers' Representative, setting forth its determination of the actual Earnout Amount (the "Auditor's Earnout Report"). Fifty percent of the costs and expenses of the Auditor and the Auditor's Report contemplated by this Section shall be borne by Purchaser, and the remainder of such costs shall be borne by Sellers.

                  (e) At Closing, Purchaser shall assume any and all Indebtedness of the Company as of the Closing Date, provided, however, that in no event shall such Indebtedness net of cash as of the Closing Date exceed $6,000,000.

         Section 2.3 Adjustment to Purchase Price.

                  (a) Following the Closing, the Company shall engage Deloitte & Touche to complete an audit for FY 1999, including a determination of FY 1999 EBITDA; provided, however, that the cost of such audit shall be excluded from EBITDA calculations but only to the extent that the cost of such Deloitte & Touche audit exceeds the cost of a comparable audit by KPMG LLP and only to the extent of the excess. The Purchase Price will be subject to the following adjustments, based on the difference between 1999 EBITDA and $4,400,000 (the "1999 EBITDA Estimate"):

                           (i) if 1999 EBITDA exceeds the 1999 EBITDA Estimate,
the Purchase Price will be increased by the product of 6.50 and the amount by which 1999 EBITDA exceeds the 1999 EBITDA Estimate;

                           (ii) if the 1999 EBITDA Estimate exceeds 1999 EBITDA,
the Purchase Price will be decreased by the product of 6.50 and the amount by which the 1999 EBITDA Estimate exceeds 1999 EBITDA; and

                           (iii) if the 1999 EBITDA Estimate equals 1999 EBITDA,
the Purchase Price will not be adjusted pursuant to this Section 2.3(a).

                           (iv) any increase to the Purchase Price as a result
of an adjustment under this Section 2.3(a) shall be paid upon the earlier of (A) forty-five (45) days after delivery of the Closing Balance Sheet and audited statements of income and cash flow for FY 1999 or (B) resolution of the procedures set forth in Section 2.3(c);

                           (v) any decrease to the Purchase Price as a result of
an adjustment under this Section 2.3(a) shall be offset against any Earnout Amount; provided, however, that in the event no Earnout Amount is due, Sellers shall pay the amount of the downward adjustment to the Purchase Price to Purchaser within thirty (30) days of delivery of the audited balance sheet for FY 2001 and audited statements of income and cash flow for FY 2001.

                  (b) Following the Closing, the Company shall engage Deloitte & Touche to complete an audit of the Net Worth as of December 31, 1999; provided, however, that the cost of such audit shall be excluded from Net Worth calculations. The Purchase Price will be subject to the following adjustments, based on the difference between the Net Worth as of December 31, 1999 and the Minimum Net Worth:

                           (i) if the Net Worth exceeds the Minimum Net Worth,
the Purchase Price will be increased by a dollar-for-dollar amount equal to the amount by which the Net Worth exceeds the Minimum Net Worth;

                           (ii) if the Minimum Net Worth exceeds the Net Worth,
the Purchase Price will be decreased by a dollar-for-dollar amount equal to the amount by which the Minimum Net Worth exceeds the Net Worth; and

                           (iii) if the Minimum Net Worth equals the Net Worth,
the Purchase Price will not be adjusted pursuant to this Section 2.3(b).

                           (iv) any increase or decrease to the Purchase Price
as a result of an adjustment under this Section 2.3(b) shall be paid upon the earlier of (A) forty-five (45) days after delivery of the Closing Balance Sheet and audited statements of income and cash flow for FY 1999 or (B) resolution of the procedures set forth in Section 2.3(c);

                  (c) If Sellers disagree with Purchaser's determination of the 1999 EBITDA and/or Net Worth as of December 31, 1999, the Sellers' Representative shall represent Sellers in any such disagreement and the following procedure shall be employed:

                           (i) Sellers' Representative shall have until forty
five (45) days after Purchaser's determination of the 1999 EBITDA and the Net Worth (the "Verification Period") to verify Purchaser's determination of 1999 EBITDA and the Net Worth. During such period, at the request of the Sellers' Representative, Purchaser shall cause the Company to provide such representative back-up financial information and working papers and the like necessary for such verification. Any adjustments to Purchaser's determination shall be made by written notice to Purchaser within the Verification Period (an "Adjustment Notice"), setting forth (A) Sellers' objections to Purchaser's determination of the 1999 EBITDA and the Net Worth, (B) Sellers' determination of the 1999 EBITDA and the Net Worth, and (C) the proposed Purchase Price adjustment (the "Proposed Purchase Price Adjustment"). If Sellers' Representative does not deliver an Adjustment Notice to Purchaser within the Verification Period, Purchaser's determination of the 1999 EBITDA and Net Worth shall be final and binding on the parties.

                           (ii) To the extent that Purchaser has any objection
to the Proposed Purchase Price Adjustment, such objection shall be made by a written notice to Sellers' Representative that sets forth the basis for such objection (the "Objection Notice") within ten (10) days after delivery of the Adjustment Notice (the "Objection Period"). If Purchaser does not object to the Proposed Purchase Price Adjustment within the Objection Period, then the Proposed Purchase Price Adjustment shall be final and binding on the parties.

                           (iii) If Purchaser delivers an Objection Notice in
response to any Adjustment Notice delivered by Sellers, and Sellers' Representative and Purchaser are unable to agree upon the amount of any Proposed Purchase Price Adjustment within ten (10) days after receipt of the Objection Notice, then an Auditor (other than Deloitte & Touche) shall be requested to conduct a review and determine the amount of the 1999 EBITDA and the Net Worth. The Auditor shall be instructed in performing such review that Purchaser and Sellers' Representative shall each be provided with copies of any and all correspondence and drafts distributed to any party. Each of Sellers' Representative and Purchaser shall be granted reasonable access to all documents made available to the Auditor by the other party, provided that any information contained in such documents shall be subject to the confidentiality provisions set forth in this Agreement. Prior to issuing its final determination, the Auditor shall issue a draft of its report to Purchaser and Sellers' Representative and Purchaser and Sellers' Representative shall have the opportunity to provide the Auditor with input and any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such input or information in connection with its review and determination. The Auditor shall promptly deliver copies of its report to Purchaser and Sellers' Representative, setting forth its determination of the 1999 EBITDA and the Net Worth (the "Auditor's Report"). The Auditor's Report will be conclusive and binding upon both Purchaser and Sellers and any adjustments to the Purchase Price shall be paid in accordance with Sections 2.3(a)(iv), 2.3(a)(v) and/or 2.3(b)(iv), as applicable. Fifty percent of the costs and expenses of the Auditor and the Auditor's Report contemplated by this Section shall be borne by Purchaser, and the remainder of such costs shall be borne by Sellers.

         Section 2.4 Allocation of Purchase Price.

         The Purchase Price to be paid by Purchaser to Sellers and the liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes as set forth on Exhibit D hereto which shall be mutually agreed on at or prior to the Closing Date. The allocation of the Purchase Price was bargained and negotiated for and each party shall file all Tax Returns in a manner consistent with Exhibit D.

                                   ARTICLE III
                                   THE CLOSING

         Section 3.1 Closing. The delivery of the Shares pursuant to Section 2.1 and the payment of the Purchase Price pursuant to Section 2.2 (hereinafter called the "Closing") shall take place at 10:00 a.m. (Denver time) at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1200, Denver, Colorado, on or before January 31, 2000 or on such other date, time and place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date." The transactions contemplated herein to be consummated at Closing shall be deemed to take effect at 12:01 a.m. (East Coast time) on the Closing Date.

         Section 3.2 Closing Deliveries.

                  (a) By Sellers and the Company. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:

                           (i) certificates representing the Shares duly
endorsed by the appropriate Seller, for transfer to Purchaser or accompanied by duly executed stock powers, in either case executed in blank and otherwise in form acceptable for transfer on the books of the Company;

                           (ii) the certificates pursuant to Section 8.8;

                           (iii) the resignations of the Company's and the
Company's Subsidiaries' directors and officers, pursuant to Section 8.12;

                           (iv) the stock books, stock ledgers, minute books and
corporate seals of the Company;

                           (v) a copy of the Articles of Incorporation of the
Company, certified by the Virginia State Corporation Commission, and a Certificate of Good Standing from the Virginia State Corporation Commission each dated not more than ten (10) days before the Closing Date;

                           (vi) the bylaws of the Company, along with a
certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying that such copies are true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded;

                           (vii) any approvals required pursuant to Section
8.13;

                           (viii) the Noncompetition Agreements, executed by
Freeland, Miller and Page as set forth in Section 8.18;

                           (ix) the Employment Agreement, executed by Freeland,
as set forth in Section 8.20;

                           (x) the Shareholders' Agreement, as set forth in
Section 8.21; and

                           (xi) the Sellers' Opinion as set forth in Section
8.11.

                  (b) By Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers the Purchase Price and the following:

                           (i) stock certificates for a total of 291,670 shares
of Convertible Preferred Stock reduced by the quotient of the amount of cash paid pursuant to Section 2.2(b) above to Sellers who are not "accredited investors" divided by twelve (12);

                           (ii) the officer's certificate described in Section
9.8;

                           (iii) a copy of the Articles of Incorporation of
Purchaser, certified by the Secretary of State of the State of Colorado, and a Certificate of Good Standing from the Secretary of State of the State of Colorado, each dated not more than ten (10) days before the Closing Date;

                           (iv) a certificate executed by the Secretary of
Purchaser certifying that an attached copies of the bylaws of Purchaser and of the minutes of Purchaser authorizing this transaction and the election of Freeland to the Board of Directors of Purchaser are true, correct and complete copies thereof and that such bylaws and minutes were duly adopted and have not been amended or rescinded ("Purchaser Secretary's Certificate");

                           (v) a copy of the Shareholders' Agreement executed by
Purchaser as set forth in Section 9.6;

                           (vi) the Employment Agreement, executed by Purchaser;
and

                           (vii) the Purchaser's Opinion as set forth in Section
9.7.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

         The Company and each of Sellers jointly and severally represent and warrant to Purchaser as set forth in this Article IV.

         Section 4.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Except as set forth on Schedule 4.1, the Company has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. The Company is qualified to do business in the jurisdictions set forth in Schedule 4.1. The Company has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the failure to qualify would reasonably be expected to have a Material Adverse Effect. Sellers have delivered to Purchaser complete and correct copies of the Company's charter documents and all amendments thereto to the date hereof.

         Section 4.2 Ownership of Shares. The Shares are owned by Sellers free and clear of all Liens, other than restrictions imposed by federal and state securities laws. Annex I sets forth the name of each Person owning Shares and the amount of Shares owned by such Person. Other than the Shares held by Sellers, all of which are set forth and accounted for in Annex I, there are no Shares of the Company issued or outstanding. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire good title to the Shares free and clear of all Liens, other than the restrictions on subsequent transfers imposed by federal and state securities laws.

         Section 4.3 Authorization, Etc. The Company and each of Sellers has full power and authority to execute, deliver and perform their obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Company and each of Sellers has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or other action on the part of the Company or any of Sellers are necessary to approve and authorize the execution, delivery and performance by the Company and each of Sellers of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company and Sellers of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of the Company and each of Sellers, enforceable against the Company and each of Sellers in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.4 No Conflict. Except as set forth in Schedule 4.4, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Company or Sellers pursuant hereto, nor the consummation by the Company or Sellers of the transactions contemplated hereby or thereby, nor compliance by the Company or Sellers with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Company's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or Sellers or to which any of their properties or assets may be bound or (d) result in triggering of any right of first refusal or other right under any agreement to which the Company or Sellers is a party.

         Section 4.5 Governmental Consents. Except under the HSR Act, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Sellers and the Company.

         Section 4.6 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 5,000,000 shares of common stock, no par value per share, of which 4,149,776 Shares are issued and outstanding and owned by Sellers. Except as set forth on Schedule 4.6, there are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Shares, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights.

         Section 4.7 Financial Statements. The Company has delivered to Purchaser the Company's Financial Statements. For the purposes of this Agreement, "Financial Statements" shall mean: (a) its unaudited balance sheet as of September 30, 1999, and the related statement of income and cash flows for the nine-month period then ended; (b) an audited balance sheet for FY 1998 (the "Balance Sheet") as of the Balance Sheet Date and audited statements of income and cash flow for the fiscal year then ended; and (c) an audited balance sheet for FY 1997 as of December 31, 1997 and audited statements of income and cash flow for the fiscal year then ended. Except as set forth on Schedule 4.7, the Financial Statements are in accordance with the books and records of the Company (which books and records are correct and complete), correct and complete in all material respects, and fairly present the financial position of the Company and its results of operations as of and for the periods indicated in accordance with GAAP and have been prepared in accordance with GAAP consistently applied.

         Section 4.8 Absence of Certain Changes or Events. Except as set forth on Schedule 4.8, since the Balance Sheet Date (a) the Company has conducted its business only in the ordinary course and consistent with past practice, (b) there has not been any developments or events which have had or to Sellers' Knowledge could reasonably be expected, with the passage of time, to have, individually or in the aggregate, a Material Adverse Effect and (c) except as contemplated in this Agreement, the Company has not:

                           (i) adopted any amendment to its Articles of
Incorporation, Bylaws or similar organization documents;

                           (ii) (A) sold, leased, transferred or disposed of any
assets or rights other than in the ordinary course of business consistent with past practice, which assets or rights do not involve more than $50,000 in the aggregate (B) incurred any Lien thereupon, except for Liens incurred in the ordinary course of business consistent with past practice which Liens would not in the aggregate exceed $50,000, (C) acquired or leased any assets or rights other than assets or rights in the ordinary course of business consistent with past practice, that individually or in the aggregate would involve more than $50,000 or (D) entered into any commitment or transaction with respect to (A),
(B) or (C) above;

                           (iii) (A) incurred, assumed or refinanced any
Indebtedness or (B) made any loans, advances or capital contributions to, or investments in, any Person;

                           (iv) paid, discharged or satisfied any liability,
obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

                           (v) (A) changed any of the accounting or tax
principles, practices or methods used by the Company, except as required by changes in applicable Tax Laws or (B) changed reserve amounts or policies;

                           (vi) entered into any employment contract or other
arrangement or made any change in the compensation payable or to become payable to any of Sellers or any of the Company's officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees who are not officers or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                           (vii) paid or made any accrual or arrangement for
payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity; or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; except as contemplated by this Agreement, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner consistent with the foregoing;

                           (viii) entered into any collective bargaining
agreement;

                           (ix) made any payments (other than regular
compensation payable to officers and employees or Persons acting in a similar capacity of the Company in the ordinary course consistent with past practice), loans, advances or other distributions (other than such distributions that did not and are not reasonably likely to result in the Net Worth of the Company as of December 31, 1999 being less than the Minimum Net Worth), or enter into any transaction, agreement or arrangement with, Sellers, Company's Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

                           (x) made or authorized any capital expenditures,
except in the ordinary course of business consistent with past practice not in excess of $50,000 individually or $200,000 in the aggregate;

                           (xi) incurred any Taxes, except in the ordinary
course of business consistent with past practice;

                           (xii) settled or compromised any Tax liability or
agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

                           (xiii) failed to duly and timely file any Tax Return
with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form or to timely pay all Taxes shown to be due thereon;

                           (xiv) (A) entered into, amended, renewed or permitted
the automatic renewal of, terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past practice, any other agreement, or (B) took any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

                           (xv) (A) made any change in its working capital
practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

                           (xvi) failed to renew (at levels consistent with
presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

                           (xvii) has not experienced any material damage,
destruction, or loss to its property not covered by insurance;

                           (xviii) disposed of or permitted to lapse any
material Intellectual Property;

                           (xix) except in the ordinary course of business
consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 4.14 or as may be reasonably necessary to secure or protect intellectual or other property rights of the Company, provided any confidential information to any Person other than Purchaser;

                           (xx) suffered total or significant partial loss of
the business of any customers;

                           (xxi) there has been no material change in the normal
operating balances of the Corporation's inventory;

                           (xxii) changed the compensation levels applicable to
any class of Company employees; or

                           (xxiii) paid any bonuses payable or to become payable
to any of Sellers or any of the Company's officers, employees, agents, consultants or Persons acting in a similar capacity.

         Section 4.9 No Undisclosed Liabilities. The Company has no Liabilities that would be material to the Company taken as a whole, except for such Liabilities as (a) are set forth on Schedule 4.9 hereto, (b) are reflected on the Financial Statements or (c) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and which individually and in the aggregate have not had and could not reasonably be expected, with the passage of time, to have a Material Adverse Effect.

         Section 4.10 Property; Inventory.

                  (a) The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets used in the conduct of its businesses as historically conducted. Except as set forth on Schedule 4.10(a), the Company has good and marketable title to all assets reflected on the Financial Statements or acquired since the Balance Sheet Date, free and clear of all Liens, other than immaterial assets disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry and are suitable for their present uses.

                  (b) Schedule 4.10(b) sets forth by office location as of the November 30, 1999, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Company in connection with its business as currently conducted and which have an initial book value in excess of $2,500 per item. Except as set forth on Schedule 4.10(a), no such tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any liens or encumbrances, or is located other than in the possession of the Company.

                  (c) The Company's inventory consists of raw materials, work-in-process and consignment and finished goods salable by the Company in the ordinary course of business. The Financial Statements reflect an adequate reserve for all the Company's inventory that is slow-moving, as determined in accordance with the Company's customary practices, or is obsolete, damaged or defective.

         Section 4.11 Intellectual Property.

                  (a) Except as set forth on Schedule 4.11(a), the Company is the sole and exclusive owner of, or has the valid right to use, sell and license, the Intellectual Property necessary or otherwise material to the conduct of its business, free and clear of all Liens.

Schedule 4.11(a) sets forth a complete and accurate list (including which the Company is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications,
(iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Company. The Company currently is listed in the records of the appropriate United States or state agency as the sole owner of record for each owned application and registration listed on Schedule 4.11(a).

                  (b) The registrations listed on Schedule 4.11(a) are valid and subsisting, in full force and effect in all material respects and have not been canceled, expired or abandoned. There is no pending, existing, or to the Knowledge of Sellers, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the registrations listed on
Schedule 4.11(a) or the Intellectual Property.

                  (c) Schedule 4.11(c) lists all of the Computer Programs other than off-the-shelf applications which are owned, licensed, leased or otherwise used by the Company in connection with the operation of its businesses as currently conducted, and identifies which is owned, licensed, leased, or otherwise used, as the case may be. Each Computer Program listed on Schedule 4.11(c) is either (i) owned by the Company, (ii) currently in the public domain or otherwise available to a Company without the license, lease or consent of any third party, or (iii) used under rights granted to a Company pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth on Schedule 4.11(c). The Company uses the Computer Programs set forth on Schedule 4.11(c) in connection with the operation of its business as conducted on the date hereof and such use does not violate the rights of any third party. All Computer Programs set forth in Schedule 4.11(c) were either developed by (x) employees of the Company within the scope of their employment; (y) third parties as "work-made-for-hire," as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements; or (z) independent contractors who have assigned their rights to the Company pursuant to written agreements.

                  (d) Schedule 4.11(d) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property. The Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any Licenses.

                  (e) No trade secret or confidential know-how material to the business of the Company as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company's proprietary interests in and to such trade secrets and confidential know-how.

                  (f) The conduct of the business of the Company does not infringe upon any intellectual property right owned or controlled by any third party and to the Knowledge of Sellers, no third party is infringing upon any Intellectual Property owned by the Company and no such claims have been made against a third party by the Company. There are no claims or suits pending or, to the Knowledge of Sellers, threatened, and the Company has not received any written notice of a third party claim or suit (x) alleging that the Company's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (y) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (g) There are no settlements, consents, judgments, orders or other agreements which restrict the rights of the Company to use any Intellectual Property, or other agreements which restrict the Company's rights to use any Intellectual Property owned by the Company.

                  (h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Purchaser or its successors to own or use any of the Intellectual Property currently owned or used by the Company nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

         Section 4.12 Tax Matters.

                  (a) The Company has timely filed with the appropriate governmental agencies complete and accurate Tax Returns required to be filed by it in respect of all applicable Taxes of the Company required to be paid through the date hereof, and will timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes required to be paid through the Closing Date. All such Tax Returns were prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been paid. In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to the Closing Date for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Company has withheld and paid all Taxes that the Company is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (c) Except as set forth on Schedule 4.12, to the Knowledge of Sellers, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company, either (i) claimed or raised by any authority delivered to the Company in writing or (ii) based upon personal contact with any agent of such authority.

                  (d) Sellers will make available to Purchaser at the Company's corporate offices prior to Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the Internal Revenue Service or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993.

                  (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney granted by the Company with respect to any Tax matter is currently in force.

                  (f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company, (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes and (iii) has no liability for the Taxes of any person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (g) Except as set forth on Schedule 4.12, the unpaid Taxes of the Company do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (h) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since January 1, 1993, and will be an S corporation up to and including the Closing Date. The Company has not in the past 10 years (a) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined in whole or in part by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

         Section 4.13 Real Property.

                  (a) Schedule 4.13(a) lists all real property owned, leased or subleased to the Company (the "Real Property"), and in the case of leased real property, identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. Sellers have delivered to Purchaser correct and complete copies of the leases and subleases listed in Schedule 4.13(a), as such leases or subleases have been amended to date. The current use of the Real Property by the Company does not violate the certificate of occupancy thereof or any local zoning or similar land use or other Laws and none of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property. The Company has not received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Real Property. Each parcel of Real Property abuts on or has direct vehicular access to a public road. With respect to each lease and sublease listed, except as otherwise indicated in Schedule 4.13(a):

                           (i) the lease or sublease is in full force and effect
and will remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto

                           (ii) the Company is in possession of the leased
premises and all rental and other obligations of the Company are current;

                           (iii) the Company is not in breach or default (or has
not received notice of breach or default), and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

                           (iv) to the Knowledge of Sellers, no party has
repudiated any provision of such lease or sublease;

                           (v) there are no disputes, oral agreements or
forbearance programs in effect as to the lease or sublease to which the Company is a party;

                           (vi) the Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           (vii) all facilities leased or subleased thereunder
have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof by the Company and have been operated and maintained by the Company in compliance with applicable laws, except to the extent that the failure to receive any such approval, license or permit for any such facility, or to operate and maintain any such facility in compliance with applicable laws would not have a Material Adverse Effect on such facility or the Company's use of such facility as currently used; and

                           (viii) the properties on which all facilities leased
or subleased thereunder reside are used in a manner consistent with applicable zoning, and all such facilities leased or subleased have all requisite permits, to allow the Company to operate all retail and distribution aspects of its business thereon and therein in full compliance with applicable laws and contractual obligations.

         Section 4.14 Material Contracts.

                  (a) Schedule 4.14 lists each of the following contracts and other agreements (or, in the case of oral contracts, summaries thereof) to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject (such contracts and agreements being "Material Contracts"):

                           (i) any advertising, market research and other
marketing agreements;

                           (ii) any employment, severance, noncompetition,
consulting or other agreements of any nature with any current or former stockholder, partner, officer or employee of the Company or any Affiliate of any of such Persons;

                           (iii) any agreements relating to the making of any
loan or advance by the Company;

                           (iv) any agreements providing for the indemnification
by the Company of any Person;

                           (v) any agreements with any Governmental Authority
except those entered into in the ordinary course of business which are not material to the Company;

                           (vi) any contracts, agreements and other arrangements
for the sale of assets or for the furnishing of services, goods or products by or to the Company, including supply agreements, (A) with firm commitments having a value in excess of $10,000 or (B) having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

                           (vii) any broker, distributor, dealer, representative
or agency agreements;

                           (viii) any agreements (including settlement
agreements) currently in effect pursuant to which the Company licenses the right to use any Intellectual Property to any Person or from any Person, and research and development agreements;

                           (ix) any confidentiality agreements entered into by
the Company during the period commencing five years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company was restricted from providing information to third parties, other than those (A) entered into the ordinary course of business relating to the Company's operations or (B) the terms of which prohibit the disclosure of the existence of such confidentiality agreement, provided that no agreement described in this Section 4.14(a)(ix) prevents the Company from carrying on its business as presently conducted, requires the transfer, licensing or disclosure of any technology or otherwise could reasonably be expected, with the passage of time, to result in a Material Adverse Effect;

                           (x) any voting trust or similar agreements relating
to any of the Ownership Interests to which any of Sellers or the Company is a party;

                           (xi) any joint venture, partnership or similar
documents or agreements;

                           (xii) any agreements that limit or purport to limit
the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

                           (xiii) all other agreements, contracts or commitments
not made in the ordinary course of business which are material to the Company.

                  (b) Each Material Contract is legal, valid and binding on and enforceable against the Company and the other parties thereto and is in full force and effect. Upon consummation of the transactions contemplated by this Agreement, to the Knowledge of Sellers, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. The Company is not (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of Sellers, no other party thereto is in material breach of, or material default under, any Material Contract. The Company has not received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been delivered to Purchaser.

         Section 4.15 Relationship with Suppliers & Customers. To the Knowledge of Sellers, except as set forth in Schedule 4.15, the Company currently has good relationships with its suppliers and customers. The Company currently is not in dispute with any current or former supplier of material to the Company or any customer of the Company, and, except as set forth on Schedule 4.15, since December 31, 1998, no supplier to or customer of the Company has notified the Company that it will stop doing business, or reduce its business, with the Company, the cessation or reduction of which business would have a Material Adverse Effect. Schedule 4.15 lists the ten (10) largest (in terms of dollar volume) customers and suppliers of the Company during each of the three (3) immediately preceding fiscal years of the Company.

         Section 4.16 Notes and Accounts Receivable; Bank Accounts. Schedule
4.16 sets forth, as of November 30, 1999, all notes and accounts receivable of the Company. Except as set forth in Schedule 4.16, all notes and receivables of the Company reflected on the Financial Statements or created after the Balance Sheet Date arose from valid transactions in the ordinary course of business and are valid receivables not subject to setoffs or counterclaims, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject to any reserves for bad debts reflected in the Financial Statements. The Company has historically maintained a level of accounts payable and accounts receivable appropriate to service its respective operations. Sellers will deliver to Purchaser no later than the Closing Date a revised schedule of all notes and accounts receivable of the Company as of one business day prior to the Closing Date. Schedule 4.16 also sets forth (a) all related party notes and accounts receivable (including those that will be repaid or offset prior to Closing) and (b) all bank accounts maintained by the Company.

         Section 4.17 Insurance. Schedule 4.17 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company and its business, properties and assets (or its officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Purchaser. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect without interruption until the Closing. The Company has not received notice of default under any such policy, nor has it received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 4.17 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Balance Sheet.

         Section 4.18 Employees.

                  (a) Except as set forth in Schedule 4.18, to the Knowledge of Sellers, no executive, key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not taken any action, or omitted to take any action, that would result in any unfair labor practice except any such action or omission that would not result in a Material Adverse Effect. No organizational effort is presently being made or, to the Knowledge of Sellers, is threatened by or on behalf of any labor union with respect to employees of the Company. All of the Company's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable Laws to which the Company is subject, except for any such nonconformance that would not result in a Material Adverse Effect. The Company is not subject to any claim for overdue overtime compensation due to any employee, and no such claim has been threatened.

                  (b) The Company has not received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and, to the Knowledge of Sellers, the Company is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company or any of Sellers.

         Section 4.19 Employee Benefits.

                  (a) Schedule 4.19(a) contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or an Affiliate of the Company, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, `for the benefit of any current or former employee or director of the Company or any ERISA Affiliate (the "Plans"). Schedule 4.19(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Except as specifically set forth on Schedule 4.19(a), neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company or any ERISA Affiliate.

                  (b) With respect to each of the Plans, the Company has heretofore delivered to Purchaser true and complete copies of each of the following documents, as applicable:

                           (i) a copy of the Plan documents (including all
amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                           (ii) a copy of the annual report or Internal Revenue
Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                           (iii) a copy of the actuarial report, if required
under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                           (iv) a copy of the most recent Summary Plan
Description ("SPD"), together with all summaries of material modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                           (v) if the Plan is funded through a trust or any
other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                           (vi) all contracts relating to the Plans with respect
to which the Company or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                           (vii) the most recent determination letter received
from the IRS with respect to each Plan that is intended to be qualified under
Section 401(a) of the Code.

                  (c) Except as disclosed on Schedule 4.19(c), no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the Balance Sheet Date that has not been satisfied in full.

                  (d) The Pension Benefit Guarantee Corporation (the "PBGC") has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA; and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

                  (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such Plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accumulated benefit obligations.

                  (f) Neither the Company nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or to the Knowledge of Sellers, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975(a) or (b), 4976 or 4980B of the Code.

                  (g) All contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

                  (h) None of the ERISA Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

                  (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

                  (j) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. Except for the ESOP, the Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred with would affect such qualified status.

                  (k) Any fund established under an ERISA Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

                  (l) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any ERISA Affiliate may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (m) No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirements benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (n) Except as specifically set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) except as set forth on Schedule 4.19(n), accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

                  (o) There are no pending or, to the Knowledge of Sellers, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (p) Sellers have taken or prior to the Closing Date will have caused the Company to take all corporate actions necessary and appropriate to authorize the termination of the 401(k) Plan of the Company or any similar plan of any Subsidiary (the "Terminated Plans").

         Section 4.20 Environmental Compliance.

                  (a) Except as disclosed in Schedule 4.20: (i) the Company and all Real Property is currently, and at all times during the Company's ownership or operation of its business has been, in compliance with all applicable Environmental Laws; and (ii) at all times during the Company's ownership or operation of the Real Property, there has not been, nor is there now occurring, any Release of any Hazardous Material or any Contamination on, under or from the Real Property, except any such Release permitted by, and made in accordance with, applicable Environmental Laws. Except as disclosed on Schedule 4.20, to the Knowledge of Sellers, at all times prior to the Company's ownership or operation of the Real Property, there did not occur any Release of any Hazardous Material or any Contamination on, under or from the Real Property, except any such Release permitted by, and made in accordance with, applicable Environmental Laws.

                  (b) The Company has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the activities and business of the Company as currently conducted and to own or operate the Real Property (collectively the "Environmental Permits"). The Company has conducted its activities and business in compliance in all material respects with all terms and conditions of any Environmental Permits. The Company has filed all reports and notifications required to be filed under applicable Environmental Laws.

                  (c) Except as disclosed in Schedule 4.20, neither Sellers nor the Company have received any notice that any Third Party Environmental Claims or Regulatory Actions have been asserted or assessed against the Company or the Real Property and, except as disclosed on Schedule 4.20, no Third Party Environmental Claims or Regulatory Actions are pending or, to the Knowledge of Sellers, threatened, against the Company or the Real Property arising out of or due to, or allegedly arising out of or due to, (i) the Release on, under or from the Real Property of any Hazardous Materials; (ii) any Contamination of the Real Property, including, without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (iii) any violation or alleged violation of any Environmental Law with respect to the Real Property or the activities of the Company; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property; or
(v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for the Company on or off the Real Property.

                  (d) Except as disclosed in Schedule 4.20, the Company has not stored, transported, handled, treated, processed, used or disposed of any Hazardous Materials on, in or under the Real Property, including specifically, but not limited to, polychlorinated biphenyls ("PCBs"), asbestos or asbestos containing materials, radon, urea formaldehyde or radioactive materials, except as any of the foregoing actions is permitted by, and taken in accordance with, applicable Environmental Laws.

                  (e) Except as disclosed in Schedule 4.20, the Company has not transported or arranged for the transportation of any Hazardous Materials to any location which is: (i) listed on the EPA's National Priorities List of Hazardous Waste Sites (the "National Priorities List"); (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar state list; or (iii) the subject of any Regulatory Action which may lead to claims against Purchaser for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA.

                  (f) Except as disclosed on Schedule 4.20, none of the Real Property is listed in the National Priorities List or any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination. Except as disclosed on
Schedule 4.20, to the Knowledge of Sellers, no part of the Real Property was ever used, nor is it now being used (i) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws; or

(ii) as a gasoline service station. There are no underground or above ground tanks on the Real Property.

         Section 4.21 Litigation and Claims, Compliance with Laws.

                  (a) Schedule 4.21(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company's claim and estimated expenses of the Company in connection with such matters. There is no Litigation which is not fully covered by the insurance policies referenced in Section 4.17. Neither the Company, nor the Company's assets or properties, are subject to any order, consent decree, settlement or similar agreement with any Governmental Authority. There is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Company or any of its properties or assets. There is no Litigation relating to alleged unlawful discrimination or sexual harassment. As of the date hereof, there is no Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

                  (b) Except as set forth in Schedule 4.21(b), the Company has complied and is in compliance with all Laws applicable to the Company and its business except where the failure to be in compliance would not, to the Knowledge of the Sellers and the Company, reasonably be expected, with the passage of time, to have a Material Adverse Effect. Except as set forth in
Schedule 4.21(b), the Company holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted. Except as set forth in Schedule 4.21(b), there is no intent to make any changes in the conduct of the business of the Company that will result in or cause the Company to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto except where such noncompliance, change, loss or increase would not reasonably be expected to have a Material Adverse Effect. Such licenses, permits and other authorizations as aforesaid held by the Company are valid and in full force and effect, and there are no (i) Actions pending, or to the Knowledge of Sellers, threatened or (ii) Investigations to the Knowledge of Sellers pending or threatened that could result in the termination, impairment or nonrenewal thereof.

         Section 4.22 Affiliate Transactions. Schedule 4.22 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Company, on the one hand, with or for the benefit of any current or former shareholder, partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. Schedule 4.22 lists all payments of any kind since January 1, 1999, from the Company, to or for the benefit of any current or former partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. All outstanding debts and other obligations of the Company to any Partner were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property. All debts of any Sellers or the Company's officers or the respective Affiliates of the Company to the Company are reflected on the Financial Statements.

         Section 4.23 Records.

                  (a) The corporate minute books of the Company contain complete and accurate records of all actions taken by Sellers and the Board of Directors and all committees thereto of the Company. Complete and accurate copies of all such minute books have been delivered by the Company to Purchaser. All officers and directors of the Company have been properly elected.

                  (b) The accounting books and records of the Company are complete and correct, have been maintained in accordance with applicable Laws and accurately reflect the basis for the financial condition and results of operations of the Company set forth in the financial statements delivered to Purchaser.

         Section 4.24 Brokers, Finders, Etc. Neither the Company nor Sellers have employed, or are subject to the valid claim of, nor has the Company or Sellers incurred any Liability that would be payable by the Company, for any brokerage, finder's or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

         Section 4.25 Representations and Warranties Generally. The representations and warranties contained in any particular section of this
Article IV are not exclusive as to any particular subject matter covered by such section and different sections may apply different tests to the same or similar matters. One section of the Disclosure Schedules may specifically cross reference other applicable sections or parts thereof of the Disclosure Schedules without repeating disclosure that applies to more than one section.

         Section 4.26 Competing Business. Except as set forth on Schedule 4.26, Sellers have no direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of the Company.

         Section 4.27 Year 2000 Program. Except as set forth in Schedule 4.27:

                  (a) All devices, systems, machinery, information technology, computer software and hardware and other date sensitive technology (collectively, the "Systems") necessary for the Company to carry on its business as conducted immediately prior to the Closing Date are Year 2000 Compliant to the extent necessary to ensure no material disruption of the operations of Purchaser. As used herein, Year 2000 Compliant means that such Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                  (b) The Company has undertaken an adequately detailed inventory, review and assessment of all areas within its business operations that could be adversely affected by the failure of the Company to be Year 2000 Compliant on a timely basis, developed an adequately detailed plan and timeline for becoming Year 2000 Compliant on a timely basis and to date, implemented the plan in accordance with that timetable in all material respects.

                  (c) The Company has made written inquiry of each of its key suppliers, vendors and customers, and has obtained in writing confirmation from all such Persons, as to whether such Persons have initiated programs to become Year 2000 Compliant and on the basis of such confirmations, the Company reasonably believes that all such Persons will be or will become so compliant.

         Section 4.28 Product Warranty and Liability.

         It is the Company's standard practice to sell each product sold by the Company in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Company have been sold in conformity with such practice, except for such deviations therefrom that are not and would not have a Material Adverse Effect. No product sold by the Company is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.
Schedule 4.28 sets forth a list of all product liability claims raised or asserted against the Company since January 1, 1996. No third party has advised the Company that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Company prior to Closing.

         Section 4.29 Other Information. No representation or warranty of the Company or Sellers in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company or Sellers to Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows:

         Section 5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Except as set forth on Schedule 5.1, Purchaser has no Subsidiaries, and does not have a direct or indirect ownership interest in any Person. Purchaser is qualified to do business in the jurisdictions set forth in Schedule 5.1. The Company has the power and authority (corporate and otherwise) to own, lease and operate its respective properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. Sellers have delivered to Purchaser complete and correct copies of the Company's charter documents and all amendments thereto to the date hereof.

         Section 5.2 Authorization, Etc. Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Purchaser has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution, delivery and performance by Purchaser of this Agreement and the documents and instruments contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

         Section 5.4 Capital Stock. As of the date hereof, the authorized capital stock of Purchaser consists of (a) 30,000,000 shares of common stock, par value $0.01 per share, of which 150,000 shares of voting common stock are issued and outstanding and 0 shares of non-voting convertible common stock are issued and outstanding and (b) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 2,500,000 shares have been designated as Convertible Preferred Stock of which 868,372 shares are issued and outstanding and (ii) 300,000 shares have been designated as Class B-1 Preferred Stock of which 300,000 shares are issued and outstanding. Except for warrants issued to NationsCredit Commercial Corporation for 85,000 shares of non-voting convertible common stock, there are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any capital stock of Purchaser, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights.

         Section 5.5 No Conflict. Except as set forth in Schedule 5.5, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of Purchaser, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of Purchaser's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company or
(c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Purchaser or to which any of its properties or assets may be bound.

         Section 5.6 Financial Statements. Except as set forth on Schedule 5.6, when delivered in accordance with this Agreement, Purchaser's financial statements, which will be the interim financial statements through September 30, 1999 shall be (a) prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, (b) present fairly the financial condition and results of operations of Purchaser and its wholly-owned subsidiary as of the dates and for the periods specified therein, (c) be correct and complete in all material respects and (d) be consistent with the books and records of Purchaser (which books and records are and will be correct and complete).

         Section 5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since September 30, 1999 (a) Purchaser has conducted its business only in the ordinary course and consistent with past practice and (b) there has not been any developments or events which have had or could reasonably be expected, with the passage of time, to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.8 No Undisclosed Liabilities. Purchaser has no Liabilities that would be material to Purchaser taken as a whole, except for such Liabilities as (a) are set forth on Schedule 5.8 hereto, (b) are reflected on the financial statements delivered pursuant to Section 5.6 hereof or (c) were incurred since the September 30, 1999 in the ordinary course of business consistent with past practice and which individually and in the aggregate have not had and could not reasonably be expected, with the passage of time, to have a Material Adverse Effect.

         Section 5.9 Other Information. No representation or warranty of Purchaser in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Purchaser to Sellers pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
              SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING

         Sellers and the Company covenant that from the date of this Agreement until the Closing:

         Section 6.1 General. Each of Sellers and the Company will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VIII below).

         Section 6.2 Access. For a period of thirty (30) days, commencing on the date of the execution of this Agreement, Purchaser and its counsel, accountants and other representatives shall have access during business hours of the Company to all properties, books, accounts, records, contracts and documents of or relating to the Company. Sellers and the Company shall furnish or cause to be furnished to Purchaser and its Lenders and their representatives all data and information concerning the business, finances and properties of the Company that may reasonably be requested to complete its due diligence review pursuant to
Section 7.1 of this Agreement.

         Section 6.3 Operation of Business. The Company will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and, except as expressly contemplated by this Agreement, shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that vary materially from those methods used by the Company as of the date of this Agreement. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Sellers will not cause or permit the Company to
(a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or (b) otherwise engage in any practice, take any action or enter into any transaction of the type described in Section 4.8 above, other than in the ordinary course of business. Notwithstanding anything to the contrary in this Section 6.3, Sellers may cause the Company to distribute amounts necessary to pay monthly or quarterly tax payments to Sellers, including amounts necessary for the January 15, 2000 tax payment, provided, however, that in no event shall such payments diminish the Minimum Net Worth.

         Section 6.4 Preservation of Business; Insurance. Except as contemplated by this Agreement, Sellers will cause the Company to, and the Company will, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees, and to continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

         Section 6.5 Notices and Consents. Sellers will cause the Company to, and the Company will, use its best efforts to obtain any third-party consents, including, without limitation, the consent of lessors and sublessors. If required by law, Sellers and the Company shall cooperate and share information regarding the preparation of any filings required by the HSR Act and will seek early termination of any waiting period imposed by the HSR Act. Sellers shall be responsible to pay fifty percent (50%) of the filing fees and costs in connection with all filings required by the HSR Act, with the remaining fifty percent (50%) to be paid by Purchaser.

         Section 6.6 Exclusivity. Until the earliest of (a) the date of Closing, or (b) the termination (for whatever reason) of this Agreement, neither the Company nor Sellers shall solicit, initiate or encourage any other bids for the sale of all or any portion of the equity or assets of the Company or enter into any other negotiations for the sale of all or any portion of the equity or assets of the Company without the written consent of Purchaser. Sellers will notify Purchaser immediately if any person makes any proposal, inquiry or contact with respect to any of the foregoing. Notwithstanding the foregoing, if by January 15, 1999 the financing commitments set forth in Section 8.15 hereof have not been obtained, the exclusivity provisions of this Section 6.6 shall automatically terminate.

         Section 6.7 Delivery of Schedules; Notice of Developments; Update of Schedules

                  (a) Sellers will give prompt written notice to Purchaser of any development causing a breach of any of the representations and warranties in
Article IV above. No disclosure by Sellers pursuant to this Section 6.7, however, shall be deemed to amend or supplement the Schedules, unless set forth in the Revised Schedules (as defined below) in accordance with and subject to the terms of subparagraph (b) of this Section 6.7, or to prevent or cure any misrepresentation or breach of warranty; provided, however, if Purchaser determines not to terminate this Agreement pursuant to Section 12.1 and to consummate the transactions contemplated hereby despite the existence of a misrepresentation or breach of warranty of which Purchaser has been informed in writing by Sellers, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Schedules (as defined below) at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misrepresentation or breach of warranty.

                  (b) At least five (5) business days prior to the Closing Date, Sellers shall deliver to Purchaser revised Schedules (the "Revised Schedules") which shall amend and revise the Schedules to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Schedules and would have been appropriate subject matter for the Schedules in accordance with representations and warranties set forth in Article IV. Notwithstanding anything herein to the contrary, the Revised Schedules are not intended and shall not be used or interpreted to correct misstatements or omissions in the Schedules as of the date of execution of this Agreement unless Purchaser determines not to terminate this Agreement pursuant to Section 12.2 and to consummate the transactions contemplated hereby despite the existence of such misstatements or omissions in the Schedules of which Purchaser has been informed in writing by Sellers, in which case the facts giving rise to such misstatements or omission may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misstatements or omission.

         Section 6.8 Confidentiality. Sellers and the Company agree that, unless and until the Closing has been consummated, Sellers, the Company and its officers and directors and other representatives of Sellers and the Company shall hold in strict confidence, and shall not use to the detriment of Purchaser, (a) any data or information with respect to the business of Purchaser obtained in connection with this transaction or Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Sellers will return to Purchaser all data and information that Purchaser may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Sellers in connection with this transaction. The foregoing shall not preclude Sellers or the Company from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Sellers or the Company in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Sellers or the Company will give Purchaser prior written notice of the nature of the required disclosure.

         Section 6.9 Financial Statements. The Company shall promptly prepare at the end of each month, and in any event within 10 days after the prior month's end, promptly deliver to Purchaser the balance sheet, income statement and statement of cash flows, prepared consistently with the practices used in preparation of the Financial Statements, of the Company for each month ended between the date of this Agreement and the Closing Date.

         Section 6.10 Company Obligations; Affiliate Agreements.

                  (a) At or prior to the Closing, except with respect to amounts owed by or to the Company and any Subsidiary, Sellers shall, and Sellers shall cause each of their respective Affiliates to, repay any Indebtedness or other amounts owing from such Persons to the Company.

                  (b) At Closing, upon the election of Sellers either (i) Sellers shall cause the Company to repay all revolving lines of credit and other interest-bearing Indebtedness in excess of six million dollars ($6,000,000) with a portion of the Closing Cash Payment or (ii) Purchaser shall repay all such revolving lines of credit and other interest-bearing debt of the Company by wire transfer and receive a dollar-for-dollar reduction in the Purchase Price in the amount equal to such repayments.

                  (c) At the Closing, other than as specified in writing by Purchaser at least five (5) days prior to the Closing Date, Sellers shall cause all agreements between any Sellers or their Affiliates, on the one hand, and the Company, on the other hand to be terminated in all respects such that there is no liability thereunder on the part of the Company. Freeland, Miller and Page agree, jointly and severally, to indemnify Purchaser for any cost or expense incurred in connection with the obligations specified in this Section 6.10.

         Section 6.11 Real Property. Sellers shall provide to Purchaser, within ten days after the date of this Agreement, (a) a commitment of title insurance (the "Title Commitment") issued by a nationally-recognized title insurance company (the "Title Company"), and photocopies of all recorded items described as exceptions therein, committing to insure in reasonable amounts, (b) the Company's fee interest in any Real Property, (c) the Company's leasehold interest in any Real Property and (d) an ALTA-ASCM survey (the "Survey") of the Real Property, certified to Purchaser and the Title Company and the Lender, if applicable. If Purchaser shall notify Sellers within twenty (20) days of its receipt of both the Title Commitment and the Survey of any Lien or other matter affecting fee or leasehold title to the Real Property which, in the determination of Purchaser, will interfere with the use of the Real Property (each a "Title Defect"), Sellers shall exercise their best efforts to remove or, with the consent of Purchaser, cause the Title Company to commit to insure over by endorsement, each Title Defect prior to Closing. Purchaser shall be responsible for all cost and expenses related to the Title Commitment and the Survey

         Section 6.12 Termination of ESOP and ERISA Plans. Subject to Section
10.6 of this Agreement, immediately prior to the Closing, the Company will contribute to its 401(k) Plan all employee deferrals and any related matching or other employer contributions. The Company will adopt a resolution terminating its 401(k) Plan which termination shall be effective one day prior to Closing. After Closing, if Purchaser determines to complete the 401(k) Plan termination, it will apply to the Internal Revenue Service for a determination letter to the effect that the termination of the Company's 401(k) Plan will not affect the qualified status of the Company's 401(k) Plan and will make all necessary amendments and otherwise comply with all applicable laws in connection with such termination. Upon receipt of a favorable determination letter from the Internal Revenue Service, Purchaser will direct the trustees of the Company's ESOP Plan to distribute or transfer assets pursuant to and in compliance with the terms of the Employee's Stock Ownership And Retirement Savings Plan of Noble-Met, Ltd. and the governing provisions of the Code. Purchaser retains the discretion to reinstate the 401(k) Plan after Closing and to merge the 401(k) Plan into another employee pension benefit plan of the Purchaser; provided, however, that Purchaser shall indemnify and hold harmless Sellers from any claim, damage, loss or expense resulting from or related to such reinstatement or merger incurred by Sellers, their employees or agents.

         Section 6.13 Section 338(h)(10) Election.

                  (a) Upon the request of Purchaser, the Company, Sellers and Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state or local tax law with respect to the purchase of the capital stock of the Company (collectively, the "Election"). At the Closing, Sellers shall deliver a Form 8023-A to Purchaser, with Sections 3a and 4 through 6 completed and signed by all Sellers. Also, Purchaser and Sellers shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve a timely Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local tax law) or any successor provisions. Sellers and Purchaser shall report the purchase by Purchaser of the Shares pursuant to this Agreement consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

                  (b) In connection with the Election, as soon as practicable after the Closing, Sellers and Purchaser shall act together in good faith to determine and agree upon (i) the Election Taxes and the Gross-Up Payment and
(ii) the "Modified Aggregate Deemed Sale Price" of the Company's assets (within the meaning of, and in accordance with, Section 1.338(h)(10)-1(f) of the Treasury Regulations) and Purchaser shall make a reasonable determination of the proper allocations (the "Allocations") of the Modified Aggregate Deemed Sale Price among the assets of the Company (in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder) and shall deliver to Sellers a copy of the Allocations for their review. Sellers and Purchaser shall (i) be bound by such determination and such allocation for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with such determination of the Modified Aggregate Deemed Sale Price and such Allocations and (iii) take no position inconsistent with such determination and Allocations on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that any of the Allocations is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                  (c) If as a result of the publication of Temporary or Final Regulations on purchase price allocations in asset acquisitions, Sellers are unable to use the "open transaction" method to report the income attributable to the Earnout Amount, Purchaser shall make the following payments to Sellers: (i) an amount equal to twelve percent (12%) of the calendar year 2000 federal and state income tax liability that is attributable to the potential for Sellers to receive all or a portion of the Earnout Amount (the "Early Tax"), and (ii) an amount equal to twelve percent (12%) of the difference between the Early Tax and the calendar year 2001 federal and state income taxes Sellers would have paid on the amount paid to Sellers in calendar year 2001 pursuant to Section 2.3(c). The amount set forth in Section 6.13(c)(i) shall be paid on April 15, 2001 and the amount set forth in Section 6.13(c)(ii) shall be paid on April 15, 2002.

                  (d) If the Built-In Gain Tax exceeds $60,000, Sellers shall pay Purchaser fifty percent (50%) of such excess.

                                   ARTICLE VII
                     PURCHASER'S OBLIGATIONS BEFORE CLOSING

         Section 7.1 Due Diligence.

                  (a) The parties agree that Purchaser shall conduct a due diligence investigation of the Company (including, without limitation, a review of the information, documents and other matters identified on the Disclosure Schedule or delivered pursuant to the terms of this Agreement and investigations of the Company's customers) which commenced upon the signing of the letter of intent and, except as provided in subsection (c) below, shall be completed by Purchaser within thirty (30) days after the execution and delivery date of this Agreement (the "Due Diligence Period").

                  (b) Purchaser and Sellers acknowledge that, for a period at least equal to the Due Diligence Period, Purchaser and Lenders shall require a due diligence review, including, a Phase I and Phase II environmental review in scope and substance, and pursuant to such methods, as may be mutually agreed upon by Purchaser, its Lenders and Sellers. Any such environmental review will be performed by recognized experts mutually acceptable to the Company, Purchaser and the Lenders and engaged on behalf of Purchaser. A Phase II environmental review will be performed only to the extent recommended by such expert and required by Lenders. In the event any Phase II environmental review is required, Sellers shall use their best efforts, and shall cause the Company to use its best efforts, to secure all consents necessary to permit any such Phase II environmental review to proceed. The Company shall be responsible for the costs and expenses related to the Phase I environmental review and Phase II environmental review (to the extent such a review is deemed necessary); provided, however, that Purchaser shall pay for any such costs and expenses to the extent they exceed $25,000.00 in the aggregate.

                  (c) Any inventory of raw, consignment and finished goods taken on or prior to the Closing Date shall be performed by the Company's personnel using methods and procedures mutually acceptable to the parties hereto. Purchaser's representative shall have the right to observe the taking of any such inventory and have access to any documentation relating thereto.

         Section 7.2 Confidentiality. Purchaser agrees that, unless and until the Closing has been effected, Purchaser and its officers, directors and other representatives shall hold in strict confidence, and shall not disclose or use to the detriment of Sellers or the Company, (a) any and all data and information with respect to the business of the Company or Sellers obtained in connection with this Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to Sellers all data and information that Sellers may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Purchaser in connection with this transaction. The foregoing shall not preclude Purchaser from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Purchaser in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Purchaser will give Sellers prior written notice of the nature of the required disclosure.

         Section 7.3 Consent of Lenders. Immediately upon execution of this Agreement, Purchaser shall use its best efforts to obtain debt financing described in Section 8.15 and the consent of any such Lenders to the transactions contemplated by this Agreement.

         Section 7.4 Delivery of Schedules; Notice of Developments; Update of Schedules.

                  (a) Purchaser will give prompt written notice to Sellers of any development causing a breach of any of the representations and warranties in
Article V above. No disclosure by Purchaser pursuant to this Section 7.3, however, shall be deemed to amend or supplement the Schedules, unless set forth in the Revised Schedules in accordance with and subject to the terms of subparagraph (b) of this Section 7.3, or to prevent or cure any misrepresentation or breach of warranty; provided, however, if the transactions contemplated hereby are consummated despite the existence of a misrepresentation or breach of warranty of which Sellers have been informed in writing by Purchaser, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misrepresentation or breach of warranty.

         (b) At least five (5) business days prior to the Closing Date, Purchaser shall deliver to Sellers Revised Schedules which shall amend and revise the Schedules to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Schedules and would have been appropriate subject matter for the Schedules in accordance with representations and warranties set forth in Article V. Notwithstanding anything herein to the contrary, the Revised Schedules are not intended and shall not be used or interpreted to correct misstatements or omissions in the Schedules as of the date of execution of this Agreement unless the transactions contemplated hereby are consummated despite the existence of such misstatements or omissions in the Schedules of which Sellers have been informed in writing by Purchaser, in which case the facts giving rise to such misstatements or omission may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misstatements or omission.


                                  ARTICLE VIII
                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         The obligations of Purchaser to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

         Section 8.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, all representations and warranties by Sellers in this Agreement, or in any written statement that shall be delivered to Purchaser by Sellers under this Agreement, shall be true on and as of the Closing Date as though made at that time.

         Section 8.2 Performance. Sellers shall have performed, satisfied, and complied, in all material respects, with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

         Section 8.3 No Material Adverse Effect. During the period from the Balance Sheet Date to the Closing Date, there shall not have been any Material Adverse Effect in the financial condition or the results of operations of the Company or the relationship between the Company and any significant customers, and the Company shall not have sustained any loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

         Section 8.4 Consents. Sellers and the Company shall have procured all of the third-party authorizations and consents specified in this Agreement, including, without limitation, the consents of lessors under any leases to Purchaser. In addition, any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

         Section 8.5 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation, (c) affect adversely the right of Purchaser to own and vote the Shares or (d) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         Section 8.6 Accounts. The Company's accounts payable and accounts receivable shall be in a condition consistent with the ordinary course of business, as determined by historical conditions for the Company.

         Section 8.7 Minimum Net Worth. The Closing Balance Sheet shall reflect, at a minimum, the Minimum Net Worth. Sellers shall have delivered to Purchaser an estimated Closing Balance Sheet dated within five (5) days of the Closing Date.

         Section 8.8 Sellers' and Officer's Certificates. Sellers shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 8.1 through 8.7 have been satisfied.

         Section 8.9 Tax Review. Purchaser shall have completed its review of the tax implications of the structure of the transactions contemplated by this Agreement to its satisfaction.

         Section 8.10 Repayment of Debt. Contemporaneous with Closing, Sellers shall cause the Company to repay all revolving lines of credit and other interest-bearing debt of the Company in excess of six million dollars ($6,000,000) which shall be treated as a Purchase Price reduction, or Purchaser shall repay all such revolving lines of credit and other interest-bearing debt of the Company by wire transfer and receive a dollar for dollar reduction in the Purchase Price in the amount equal to such repayments.

         Section 8.11 Opinion of Sellers' Counsel. Purchaser shall have received from Woods, Rogers & Hazelgrove, P.L.C., counsel to Sellers, an opinion, addressed to Purchaser and dated as of the Closing (the "Sellers' Opinion"), the form and substance of which shall be mutually agreed to by the parties and shall be attached hereto as Exhibit E.

         Section 8.12 Resignations Purchaser shall have received the resignations, effective as of the Closing, of the following directors of the
Company: Miller and Page and the resignations of all of the officers of the Company and all of the directors and officers of the Company's Subsidiaries, other than those whom Purchaser shall have specified in writing at least five
(5) days prior to the Closing Date.

         Section 8.13 Regulatory and Third Party Approvals. Sellers and the Company shall be in receipt of all necessary regulatory or third party approvals, including, but not limited to, any approvals required under the HSR Act.

         Section 8.14 Financial Statements. The Company shall have (a) a 1998 EBITDA of not less than $4,100,000 and (b) an unaudited balance sheet as of September 30, 1999, and the related statement of income and cash flows for the nine-month period then ended that support the 1999 EBITDA Estimate. In the event that the Company's 1998 EBITDA or 1999 EBITDA Estimate do not meet these requirements, the Purchase Price shall be adjusted as provided for in Section 2.3(a) hereof.

         Section 8.15 Financing. Purchaser shall have received commitments for $20,000,000 in senior term, revolver debt and subordinated debt financing for the consummation of the transactions contemplated by this Agreement, on terms and conditions acceptable to Purchaser in its discretion.

         Section 8.16 Lender's Due Diligence Review. Lenders shall have been satisfied in all respects with the results of their due diligence review of the Company and its operations and assets, and Purchaser shall have obtained the consent of its Lenders to the transactions contemplated by this Agreement.

         Section 8.17 Real Property. There shall be no Title Defects which the Title Company has not deleted from the Title Commitments or, with the consent of Purchaser, committed to insure over by endorsement.

         Section 8.18 Noncompetition Agreements. Each of Freeland, Miller and Page shall have executed a five (5) year Noncompetition Agreement, which shall include covenants not to (a) compete with Purchaser or the Company or any Affiliates of either of them, or (b) raid or solicit the employees, agents, Affiliates or customers Purchaser or the Company. The Noncompetition Agreement shall be in substantially the form set forth on Exhibit F hereto.

         Section 8.19 Other Damages. Notwithstanding any other provision of this Agreement to the contrary, any breaches of the representations, warranties or covenants set forth herein or the occurrence of any event which could result in a Material Adverse Effect shall not be deemed a failure to satisfy the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.4 if the aggregate Damages that could reasonably be expected to result from all such breaches and events do not exceed $250,000, and if the aggregate Damages resulting from such breaches and events exceed $250,000, the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.4 shall be deemed not to have been satisfied. Nothing set forth in this
Section 8.19 shall be interpreted as a waiver of any breach of any representation, warranty or covenant in this Agreement, and, notwithstanding any other provision contained in this Agreement to the contrary, Sellers shall indemnify, defend, and hold harmless Purchaser against, and in respect of, any Damages resulting from such breaches and events, as contemplated by this Section 8.19, dollar-for-dollar and without regard to the limitations set forth in
Section 11.5.

         Section 8.20 Employment Agreement. Freeland shall have executed an employment agreement (the "Employment Agreement"), in substantially the form set forth on Exhibit G hereto.

         Section 8.21 Shareholders' Agreement. At Closing, Purchaser, the Company and Sellers shall enter into a shareholders' agreement (the "Shareholders' Agreement") in the form of Exhibit H attached hereto.

         Section 8.22 Lease Agreement. At Closing, Purchaser and Image, L.C., a Virginia limited liability company and an Affiliate of the Company, shall enter into a lease in the form of Exhibit I attached hereto, for the 200 S. Yorkshire Street facility in Salem, Virginia (the "Lease").

         Section 8.23 Termination and Release of Options. Prior to or at Closing, Sellers shall have obtained written consents and releases from all holders of Options to cancel such holder's Options, which consents and releases shall be in a form reasonably satisfactory to Purchaser.

         Section 8.24 Environmental Permits and Compliance. Prior to or at Closing, the parties hereto shall have reached a mutually satisfactory agreement as to the resolution of the environmental compliance issues identified prior to closing which shall include (a) the Company's quantity generator permit status and (b) the monitoring program requested by local government authorities and the possible treatment requirements.

         Section 8.25 Redemption of Shares in the ESOP Plan. Prior to Closing, Sellers shall have caused the Company to redeem the Shares in the ESOP Plan pursuant to a procedure agreed to by the parties hereto.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

         The obligation of Sellers to sell and transfer the Shares under this Agreement are subject to the satisfaction at or before the Closing of all the following conditions. Sellers may waive any or all of these conditions in whole or in part without prior notice.

         Section 9.1 Representations and Warranties True. All representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

         Section 9.2 Performance. Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

         Section 9.3 Consents. Purchaser shall have procured all of the third-party authorizations and consents specified in this Agreement. In addition, any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

         Section 9.4 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation.

         Section 9.5 Tax Review. The Company, the Principal Shareholders and Page shall have completed their review of the tax implications of the structure of the transactions contemplated by this Agreement to their satisfaction.

         Section 9.6 Shareholders' Agreement. At Closing, Purchaser and each of the stockholders of Purchaser shall continue to be bound by the Shareholders' Agreement.

         Section 9.7 Opinion of Purchaser's Counsel. Sellers shall have received from Hogan & Hartson L.L.P., counsel to Purchaser, an opinion, addressed to Sellers and dated as of the Closing (the "Purchaser's Opinion"), the form and substance of which shall be mutually agreed to by the parties and shall be attached hereto as Exhibit J.

         Section 9.8 Officer's Certificate. Purchaser shall have delivered to Sellers' Representative a certificate by its Chief Executive Officer to the effect that each of the conditions specified above in Sections 9.1 through 9.6 have been satisfied.

         Section 9.9 Employment Agreement. Purchaser shall have executed the Employment Agreement.

         Section 9.10 Purchaser Secretary's Certificate. Purchaser shall have delivered the Purchaser Secretary's Certificate.

         Section 9.11 Environmental Permits and Compliance. Prior to or at Closing, the parties hereto shall have reached a mutually satisfactory agreement as to the resolution of the environmental compliance issues identified prior to closing which shall include (a) the Company's quantity generator permit status and (b) the monitoring program requested by local government authorities and the possible treatment requirements.

                                    ARTICLE X
                             POST-CLOSING COVENANTS

         The parties agree as following with respect to the period following the Closing.

         Section 10.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI below). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         Section 10.2 Litigation Support. In the event that and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transition on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI below).

         Section 10.3 Tax Matters. Sellers and Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation to

(a) preparation of any Tax Return of the Company or with respect to the Company's operations, (b) determining any Taxes or right to a refund of Taxes of the Company or with respect to the Company's operations or (c) responding to any audit or examination of Tax Returns of the Company or with respect to the Company's operations.

         Section 10.4 Public Disclosure; Confidentiality. From and after the Closing Date, Sellers shall keep confidential all information relating to the Company and its operations. The foregoing shall not preclude Sellers from (a) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of Sellers in violation of this Agreement or (b) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, Sellers will give Purchaser prior written notice of the nature of the required disclosure.

         Section 10.5 Cooperation with Initial Public Offering. Sellers shall use their reasonable best efforts to cooperate with Purchaser, the Company and their respective representatives and agents in connection with any proposed initial public offering of capital stock of the Company or Purchaser after the Closing Date, including, but not limited to, providing, organizing and preparing information regarding the Company and participating in underwriter due diligence sessions and investor meetings at such times as are requested by the underwriters of such public offering.

         Section 10.6 Employee Benefits. Purchaser shall, for a period of not less than three (3) years post-Closing, maintain the Company's profit-sharing plan as it exists as of the date hereof; provided, however, that the Company and Sellers' Representative may agree at any time to amend, modify, replace or terminate such profit-sharing plan. Purchaser shall use its commercially reasonable best efforts to ensure that post-Closing the Company's employees will enjoy comparable employee benefits as the Company provides prior to Closing, including the Company's bonus program and 401(k) Plan. Notwithstanding the foregoing, the parties agree that the Company shall endeavor to restructure the compensation program to replace all or part of the 401(k) matching program with a modified bonus plan (modified from that in effect pre-Closing), which modified plan shall be in effect no later than March 31, 2000. In addition to the foregoing, by June 30, 2000, Purchaser shall establish a stock option plan involving at least ten percent (10%) of the outstanding stock of Purchaser, for which all employees of Purchaser, its subsidiaries, and its divisions who have tenured service of one (1) year or more shall be eligible.

         Section 10.7 ERISA Excise Tax. Notwithstanding any other provision of this Agreement to the contrary, Sellers acknowledge and agree that if excise taxes under ERISA or other charges or fees on account of the early termination of the ESOP and repayment of the ESOP indebtedness exceed $50,000 then (a) Sellers shall pay fifty percent (50%) of the amount in excess of $50,000 and (b) to the extent such excise taxes or other charges or fees are incurred by the Company as a result of the early termination of the ESOP and repayment of the ESOP indebtedness, Purchaser shall be entitled to offset the amount incurred by the Company on a dollar-for-dollar basis by one-half of the amount of such excise taxes or other charges or fees in excess of $50,000 against the Earnout Amount; provided, however, that in the event no Earnout

Amount is due or as otherwise determined by Purchaser, Purchaser shall be entitled to exercise all available rights and remedies to recover such amounts from Sellers.

         Section 10.8 Post-Closing Operation of Business. Until the earlier of December 31, 2001 and the time when Purchaser has paid the full Earnout Amount, if Purchaser directs or causes Company to take and/or refrain from taking any action or actions (each a "Purchaser Directive") which Sellers' Representative reasonably believes will have a material effect on 2000 EBITDA or 2001 EBITDA then Sellers' Representative shall, within fifteen (15) business days of the Purchaser Directive provide a written objection to the Purchaser's Board of Directors. After receipt of such objection notice, Purchaser shall, to the reasonable satisfaction of Sellers' Representative, (a) attempt to reassess and restructure the Purchaser Directive and/or (b) adjust the calculation of the Earnout Amount to account for the Purchaser Directive. If Purchaser and Sellers' Representative cannot reach agreement on appropriate modifications to the Purchaser Directive and/or the calculation of the Earnout Amount, then a third-party valuation and appraisal expert, selected by the agreement of Purchaser and Sellers' Representative, shall be engaged to provide an independent assessment of the effect of the Purchaser Directive on 2000 EBITDA and/or 2001 EBITDA, as applicable. The cost of such third-party valuation and appraisal expert shall be excluded from the calculation of 2000 EBITDA and/or 2001 EBITDA, as applicable. Notwithstanding the foregoing, the parties hereto agree that, unless otherwise agreed to by Purchaser and Sellers' Representative, for twenty-four (24) months from the Closing Date, Purchaser shall not relocate the Company's manufacturing operations from their present location in Salem, Virginia.

         Section 10.9 Eligible Employee Agreements. Sellers' Representative shall use commercially reasonable efforts to cause Eligible Employees to enter into the Eligible Employee Agreements and shall in every event make execution of an Eligible Employee Agreement a condition to an Eligible Employee's eligibility to participate in the earnout amount allocated to Eligible Employees pursuant to
Section 2.2(c)(ii) hereof.

                                   ARTICLE XI
                                 INDEMNIFICATION

                  Section 11.1 Indemnification by Sellers. Freeland, Miller and Page ("Indemnifying Sellers") agree, jointly and severally, to indemnify Purchaser and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) of Purchaser (which shall specifically include the Company) (each a "Purchaser Indemnitee") against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of the breach, default, inaccuracy or failure of any of the warranties, representations, covenants or agreements of the Company or Sellers contained in this Agreement or in any certificate or instrument required to be delivered pursuant hereto. In addition to the foregoing, Indemnifying Sellers agree, jointly and severally to indemnify Purchaser Indemnitees against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee as a result of any of the following: (a) liability for Taxes for any period up to and including the Closing; (b) Litigation; (c) Environmental Liabilities arising for any period up to and including the Closing; (d) any product liability claim arising for any period up to and including the Closing;



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

(e) liabilities pursuant to the Occupational Health & Safety Act or any laws relating to health and safety arising for any period up to and including the Closing; (f) any liabilities resulting from (I) infringements or claimed infringements on the Company's Intellectual Property arising for any period up to and including the Closing or (II) infringements or claimed infringements by the Company on the Intellectual Property of a third party arising for any period up to and including the Closing; (g) liability for any excise tax under ERISA or other charges or fees resulting from the early termination of the ESOP and the repayment of the ESOP indebtedness; (h) liabilities or obligations incurred by the Company prior to the Closing Date or attributable to the period prior to Closing; and (i) cancellation of the Options and payments of cash in exchange for such cancellation.

         Section 11.2 Indemnification by Purchaser. From and after Closing, Purchaser agrees to indemnify Sellers and hold them harmless from and against any and all Damages which may be asserted against, imposed upon or sustained by Sellers at any time by reason of or arising out of the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of Purchaser contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto.

         Section 11.3 Procedures for Third-Party Claims.

                  (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (a "Third Party Claim") against or affecting such Indemnitee, and if such assertion were presumed to be true (regardless of the actual outcome) then a party could be obligated to provide indemnification under this Agreement as a result of or in connection with such claim, action or proceeding, such Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty
(30) calendar days after receipt of such written notice of such Third Party Claim; provided, however, that failure to give notice as provided in this paragraph (a) shall not relieve the Indemnifying Party of its indemnification obligations under this Article XI except to the extent that such Indemnifying Party is actually prejudiced by such failure. Said written notice to the Indemnifying Party shall set forth the basis of the Third Party Claim in reasonable detail and include copies of all pertinent correspondence relating to such Third Party Claim. The Indemnifying Party will have the right to assume and control the defense of any Third Party Claim at such Indemnifying Party's sole expense and by such Indemnifying Party's own counsel, by giving written notice to the Indemnitee (the "Notice to Defend") no later than thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim. The Indemnitee also will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing, but all fees and expenses of such counsel shall be paid by the Indemnitee. The Indemnifying Party and the Indemnitee will cooperate with each other in good faith in such defense and make available all employees and books and records in its control as reasonably deemed necessary with respect to such defense (but not to the extent that would require waiver of any privilege). If the Indemnitee does not receive from the Indemnifying Party a Notice to Defend with respect to a Third Party Claim or a written notice of objection to the claim for indemnification specifying in reasonable detail the basis for the objection within the 30 day period described above, the Indemnitee may, at its option, elect to solely defend the Third Party Claim assisted by counsel of its own choosing, and the

Indemnifying Party will be liable for all reasonable costs and expenses, and all settlement amounts (subject to and in accordance with paragraph (c) below of this Section 11.3) or other liabilities, losses, damages and injuries paid or incurred in connection therewith to the extent such claim is or would have been indemnifiable under this Agreement if such claim is or had been proved. In such event, the Indemnifying Party will also have the right to participate in the defense of any Third Party Claim assisted by counsel of its choosing at its own expense.

                  (b) If, within the thirty (30) day period set forth in paragraph (a) above of this Section 11.3, an Indemnitee receives a Notice to Defend from an Indemnifying Party with respect to any Third Party Claim, the Indemnifying Party will not be liable for any legal expenses of the Indemnitee incurred after receipt by the Indemnitee of such Notice to Defend.

                  (c) In the event there is a dispute between the Indemnifying Party and Indemnitee concerning whether a Third Party Claim should be contested, settled or compromised, it shall be settled, compromised or contested, in accordance with the next succeeding sentences; provided, however, that the Indemnitee, or its respective successors or assigns, shall neither be required to refrain from paying or satisfying any claim which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnifying Party, nor shall the Indemnitee be required to refrain from paying or satisfying any Third Party Claim after and to the extent that such Third Party Claim has resulted in an unstayed injunction. The Indemnifying Party shall not, without the Indemnitee's prior written consent, not to be unreasonably withheld, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Party unless the settlement does not involve the imposition of any liability or obligation on the Indemnitee or any restriction on its activities. The Indemnifying Party may, without the Indemnitee's written consent, settle or compromise any such action or claim or consent to entry of any judgment with respect to any such action or claim which requires solely the payment of money damages by the Indemnifying Party. Subject to the foregoing, in the event that the Indemnifying Party, on the one hand, or the Indemnitee, on the other hand, has reached a good faith, bona fide settlement, agreement or compromise, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "Notice of Settlement"). The Third Party Claim may be settled or compromised on such basis unless within twenty (20) days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "Notice to Contest") and, in such case:

                           (i) Should the Indemnitee deliver a Notice to
Contest, the claim shall be so contested and the liability of the Indemnifying Party shall be limited as provided in clause (iii) below;

                           (ii) If the settlement or compromise could result in
a further claim for indemnification being made against the Indemnifying Party and if the Indemnifying Party



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

delivers the Notice to Contest, the claim shall be so contested and the liability of the Indemnitee shall be limited as provided in clause (iii) below; and

                           (iii) If a matter is contested as provided in clauses
(i) or (ii) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter, then the liability of such party shall be limited to such lesser proposed settlement amount (plus attorney's fees and expenses to the date of the proposed but unapproved settlement to the extent provided for in paragraphs (a) and (b) above) and the party contesting the matter shall be solely responsible for any additional amount.

         Section 11.4 Procedures for Direct Claims. Any claim for which an Indemnitee intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by giving each Indemnifying Party reasonably prompt written notice thereof, and each Indemnifying Party shall have a period of forty-five
(45) calendar days from the receipt thereof within which to respond to such Direct Claim. If any Indemnifying Party does not so respond within such forty-five (45) calendar day period, such Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee pursuant to this Agreement. A failure to give timely notice as provided in this Section 11.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, incurred an obligation or liability which otherwise would have been avoided, or was otherwise actually prejudiced.

         Section 11.5 Limitations of Indemnification Obligations.

                  (a) All the representations and warranties made by Purchaser or Sellers in this Agreement shall survive until eighteen (18) months following the Closing Date; provided, however, that the representations and warranties in Sections 4.12, 4.13(a)(vii), 4.13(a)(viii), the penultimate sentence of 4.18(a), 4.18(b), 4.19(i), 4.20(a)(i), 4.20(b), 4.20(c)(iii) and the first sentence of
4.21(b) shall survive until the expiration of the applicable statutes of limitation; provided, further, that the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4 and 4.6 shall survive without termination. In the event notice of any claim for indemnification under Section 11.3(a) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein.

                  (b) Subject to the second sentence of this Section 11.5(b), a Purchaser Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Purchaser Indemnitees exceeds $300,000 and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all Damages in excess of such amount. In no event shall (i) the individual liability of an



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

Indemnifying Seller for Damages pursuant to this Article XI exceed twenty-five percent (25%) of the Net Proceeds, as fully adjusted in accordance with the terms herein and (ii) the aggregate liability of Indemnifying Sellers for Damages pursuant to this Article XI exceed $5,000,000 (the "Maximum Indemnification Amount"). For purposes of this Agreement, the "Net Proceeds" shall mean the portion of the Purchase Price (including the Closing Cash Payment, Convertible Preferred Stock or the Earnout Amount) allocable to such Seller. Notwithstanding the foregoing, any claim by a Purchaser Indemnitee pursuant to Section 11.1(i) shall not be subject to the limitations set forth in the first sentence of this Section 11.5(b).

                  (c) A Seller Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of all amounts claimed by all Seller Indemnitees exceeds $300,000 and, in such event, the respective Indemnifying Parties shall be liable only for the amount in excess of $300,000; provided, however, that the maximum aggregate liability payable to all Seller Indemnitees by Purchaser for Damages pursuant to and in accordance with this Agreement shall not in any event exceed the Maximum Indemnification Amount.

         Section 11.6 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities, conditions and agreements contained herein are and will be deemed to be continuing representations, warranties, covenants, indemnities, conditions and agreements that survive the Closing and remain in full force and effect regardless of any investigations or knowledge of or on behalf of any party, but subject to the applicable limitations contained in Section 11.5.

                                   ARTICLE XII
                                   TERMINATION

         Section 12.1 Termination of Agreement.

         The parties may terminate this Agreement as provided below:

                  (a) Either Purchaser or Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) Purchaser may terminate this Agreement by written notice to Sellers at any time prior to Closing if its Lenders refuse to consent to the transaction contemplated by this Agreement.

                  (c) Purchaser may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event Sellers have breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Sellers of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under
Article VIII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement).

                  (d) Purchaser may terminate this Agreement if it is not satisfied in all respects with the results of its due diligence review of the Company and the Company's operations and assets; provided, however, that if Purchaser does not exercise the termination right contained in this Section 12.1(d) within thirty days of execution of this Agreement, such termination right shall lapse.

                  (e) Sellers may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Sellers has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 31, 2000 by reason of the failure of any condition precedent under
Article IX hereof (unless the failure results primarily from Sellers themselves breaching any representation, warranty or covenant contained in this Agreement).

         Section 12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the parties hereunder hereof shall terminate without any liability of any party to any other party. Nothing set forth in this Section 12.2 shall mitigate or otherwise compromise the rights or obligations of the parties under Section
13.12 or in the event of a breach of the terms or provisions of this Agreement generally.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         Section 13.1 Fees and Expenses. Except as contemplated by this Agreement, until Closing, all costs and expenses incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 13.2 Entire Agreement. This Agreement, which also includes the Annexes, Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

         Section 13.3 Amendments. This Agreement (including the Annexes, Disclosure Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other right or remedy any party may have. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

         Section 13.4 Taxes. Any Taxes in the nature of a sales or transfer tax, any stock transfer tax or any other taxes that may be or may become payable by Sellers including, but not limited to, any Taxes resulting from or ensuing as a consequence of the consummation of any transaction contemplated hereby shall be paid by Sellers, and Sellers shall indemnify and hold harmless Purchaser from and against all such Taxes.

         Section 13.5 Governing Law; Consent to Jurisdiction; Service of Process. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado without giving effect to principles of conflicts of law. Purchaser, each Seller and the Company hereby agree and consent to be subject to the exclusive jurisdiction of the federal and state courts of Colorado located in Denver, Colorado in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 13.9.

         Section 13.6 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

         Section 13.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by any of Sellers except with the prior written consent of Purchaser; provided, however, that any Seller may assign this Agreement to any member of his family or to any trust for the benefit of such family member. Purchaser may assign this Agreement only to an Affiliate of Purchaser. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement, except for Purchaser and its Affiliates which are acknowledged to be third party beneficiaries and Purchaser Indemnitees who are acknowledged to be third party beneficiaries under
Article XI.

         Section 13.8 Headings. The headings in the Articles, Sections, paragraphs, Exhibits, Schedules and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         Section 13.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



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

                  (a)      if to Purchaser, to:

                           Rivo Technologies
                           c/o KRG Capital Partners, LLC
                           The Park Central Building
                           1515 Arapahoe Street
                           Tower One, Suite 1500
                           Denver, CO 80202
                           Attn: Mark M. King and Bruce L. Rogers
                           Telephone: (303) 390-5005
                           Facsimile: (303) 390-5015

                           Medical Device Manufacturing, Inc.
                           5000 Independence Street
                           Arvada, CO 80002
                           Attn: Eric Pollock
                           Telephone:  (303) 421-7300
                           Facsimile:  (303) 421-7333

                           with a copy to:

                           Hogan & Hartson L.L.P.
                           1200 17th Street, Suite 1500
                           Denver, CO  80202
                           Attention: Steven A. Cohen
                           Telephone: (303) 899-7300
                           Facsimile: (303) 899-7333

                  (b)      if to Sellers, to:

                           John R. Freeland
                           6757 Hidden Woods Drive
                           Roanoke, VA 24018
                           Telephone: (540) 387-1766

                           Michael S. Miller
                           4116 Fairway Drive
                           Flowermount, TX 75028
                           Telephone: (972) 355-1526

                           Frank N. Page
                           5118 Meadow Valley Circle
                           Roanoke, VA 24018
                           Telephone: (303) 989-5534



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

                           John R. Trinchere
                           2149 Stone Mill Drive
                           Salem, VA 24135
                           Telephone: (540) 375-3839

                           Thomas F. Lemker
                           6750 Hidden Woods Drive
                           Roanoke, VA 24018
                           Telephone: (540) 375-4848

                           Roger C. Dickinson
                           6672 Christopher Drive
                           Roanoke, VA 24018
                           Telephone: (540) 772-0758


                           Miller 1998 Trust
                           c/o Michael S. Miller
                           4116 Fairway Drive
                           Flowermount, TX 75028
                           Attn: Michael J. Miller, Trustee
                           Telephone: (972) 355-1526

                           with a copy to:

                           Sellers' Representative
                           6757 Hidden Woods Drive
                           Roanoke, VA 24018
                           Attn: John R. Freeland
                           Telephone: (540) 387-1766


                           Woods, Rogers & Hazelgrove, P.L.C.
                           First Union Tower, Suite 1400
                           10 S. Jefferson Street
                           Roanoke, Virginia 24011
                           Attn: Nicholas C. Conte
                           Telephone: (540) 983-7600
                           Facsimile: (540) 983-7711

         Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants



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

and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 13.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 13.13 Legal Fees and Expenses. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.

                            [SIGNATURE PAGES FOLLOW]



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

                                   SIGNATURES

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized and each of Sellers has signed this Agreement as of the date first written above.



                                        PURCHASER

                                        MEDICAL DEVICE MANUFACTURING, INC.



                                        By:  /s/ ERIC POLLOCK
                                           ------------------------------------
                                             Name: Eric Pollock
                                                  -----------------------------
                                             Title: CEO & President
                                                   ----------------------------

                                        COMPANY

                                        NOBLE-MET, LTD.



                                        By: /s/ JOHN R. FREELAND
                                           ------------------------------------
                                             Name: John R. Freeland
                                                  -----------------------------
                                             Title: President
                                                   ----------------------------


                                        SELLERS


                                        /s/ JOHN R. FREELAND
                                        ---------------------------------------
                                        John R. Freeland


                                        /s/ MICHAEL S. MILLER
                                        ---------------------------------------
                                        Michael S. Miller


                                        /s/ FRANK N. PAGE
                                        ---------------------------------------
                                        Frank N. Page

                                        /s/ JOHN R. TRINCHERE
                                        ---------------------------------------
                                        John R. Trinchere


                                        /s/ THOMAS F. LEMKER
                                        ---------------------------------------
                                        Thomas F. Lemker


                                        /s/ ROGER C. DICKINSON
                                        ---------------------------------------
                                        Roger C. Dickinson


                                        /s/ MICHAEL J. MILLER
                                        ---------------------------------------
                                        Miller 1998 Trust, Michael J. Miller,
                                        Trustee




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